UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                              FORM U-3A-2 File No.
                                     69-344

                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935



                      To Be Filed Annually Prior to March 1


                              EDISON INTERNATIONAL
                                (Name of Company)


hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

                                 HOLDING COMPANY

00 EDISON INTERNATIONAL is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770. It was organized principally to acquire and hold securities of other corporations for investment purposes. Edison International has the following subsidiaries:

                              UTILITY SUBSIDIARIES

01 SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770. SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern California, excluding the City of Los Angeles and certain other cities. Unless otherwise indicated, its subsidiaries have the same principal place of business as Southern California Edison
       Company:

02 CALIFORNIA ELECTRIC POWER COMPANY is an inactive California corporation that remains from a 1964 merger with SCE.

02 CONSERVATION FINANCING CORPORATION is a California corporation engaged in the remediation and mitigation of environmental liabilities.

02 EDISON ESI is a California corporation engaged in the business of marketing services, products, information, and copyrighted materials to third parties on behalf of SCE.

02 EDISON MATERIAL SUPPLY LLC is a Delaware limited liability company that provides procurement, inventory and warehousing services.

02 MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03 The Bear Creek Uranium Company is an inactive California partnership between Mono Power Company (50%) and Union Pacific Resources (50%) that has been engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02 SCE CAPITAL COMPANY is an inactive Delaware corporation that acted as a financing vehicle for SCE.

02 SCE FUNDING LLC is a Delaware limited liability company that acts as a financing vehicle for rate reduction bonds.

02 SCE TRUST I is a Delaware business trust organized to act as a financing vehicle.

02 SCE TRUST II is a Delaware business trust organized to act as a financing vehicle.

02 SCE UK SERVICES LTD is a United Kingdom private limited company having its registered office at Lansdowne House, Berkeley Square, London, England W1X 5DH, which provides auditing services for affiliated companies.

02 SOUTHERN STATES REALTY is a California corporation engaged in holding real estate assets for SCE.

                             NONUTILITY SUBSIDIARIES

01 EDISON DRIVES ELECTRIC is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which is engaged in administering a vehicle lease program for Edison International employees.

01 EDISON INSURANCE SERVICES, INC., is a Hawaii corporation having its principal executive office at 1099 Alakea Street, 22nd Floor, Honolulu, Hawaii 96813, which provides domestic and foreign property damage and business interruption insurance to Edison International and its subsidiaries.

01 EDISON VENTURES is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of its nonutility subsidiaries. The subsidiaries of Edison Ventures are as follows:

02 EDISON TRANSENERGY is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which is engaged in pipeline development activities to transport crude oil.

01 EIX TRUST I is a Delaware business trust that acts as a financing vehicle.

01 EIX TRUST II is a Delaware business trust that acts as a financing vehicle.

01 EIX TRUST III is a Delaware business trust organized to act as a financing vehicle.

01 THE MISSION GROUP is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of nonutility companies. The subsidiaries of The Mission Group are as follows:

02 EDISON O&M SERVICES is a California corporation having its principal place of business at 955 Overland Court, San Dimas, CA 91772, that provides generation operation and maintenance services.

02 EDISON TECHNOLOGY SOLUTIONS ("ETS") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which was organized to engage in technology development and commercialization, and which is currently inactive. The subsidiaries of Edison Technology Solutions are as follows:

03 EDISON EV is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which was engaged in the business of providing electric vehicle charging infrastructure, and which is currently inactive.

03 FACILICHEM, INC., is a California corporation having its principal place of business at 333 Ravenswood Avenue, Menlo Park, California 94025, which was organized to engage in the research, development and commercialization of liquid membrane technologies for application in specific industrial and chemical processes. ETS has a 10% ownership interest with an option to increase that interest to 16.66%

02 EDISON ENVIRONMENTAL SERVICES is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which was organized to provide nuclear decommissioning services, and which is currently inactive.

02 EDISON ENTERPRISES is a California corporation having its principal place of business at 955 Overland Court, San Dimas, California 91773, which owns the stock and coordinates the activities of its nonutility subsidiaries. The subsidiaries of Edison Enterprises are as follows:

03 EDISON SOURCE is a California corporation having its principal place of business at 800 East Orangethorpe Avenue, Anaheim, California 92801. It is engaged in the business of integrated energy services.

04 EDISON SOURCE NORVIK COMPANY is a Canadian company having its principal place of business at 1959 Upper Water Street, Suite 800, Halifax, NS B3J 2X2. It is engaged in the business of providing rapid battery charging technology for the electric fork lift market.

04 G.H.V. REFRIGERATION, INC. is a California corporation having its principal place of business at 800 East Orangethorpe Avenue, Anaheim, California 92801. It is engaged in the business of providing refrigeration/HVAC operations, maintenance and installations throughout Southern California and Arizona.

03 EDISON SELECT is a California corporation having its principal place of business at 955 Overland Court, San Dimas, Califonia 91773. It is engaged in the business of providing consumer products and services.

04               EDISON HOME PROTECTION COMPANY (Inactive)

04               SELECT HOME WARRANTY COMPANY (Inactive)

04 EDISON SECURITY CORP. [formerly WESTEC RESIDENTIAL SECURITY, INC.] is a Delaware corporation having its principal place of business at 955 Overland Court, San Dimas, California 91773. It is engaged in the business of providing home security services.

04 VALLEY BURGLAR & FIRE ALARM CO., INC. is a California corporation having its principal place of business at 955 Overland Court, San Dimas, California 91773.
                 It is engaged in the business of providing home security services.

03 EDISON UTILITY SERVICES is a California corporation having its principal place of business at 955 Overland Court, San Dimas, California 91773. It is engaged in the business of providing services including billing and transmission and distribution outsourcing.

02 EDISON CAPITAL is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. It is engaged in the business of leveraged-leasing transactions and other project financings, either directly or through subsidiaries. Edison Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries. The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital.

03     BURLINGTON APARTMENTS, INC.
03     EDISON CAPITAL EUROPE LIMITED (UK corporation)
       Address:  Lansdowne House, Berkeley Square, London, England
       W1X 5DH
03     EDISON CAPITAL VENTURES
03     EDISON FUNDING COMPANY
       [directly owns 0.08% of Edison Funding Omicron Incorporated;
       see listing under Edison Housing Consolidation Company)
04        EDISON CAPITAL HOUSING INVESTMENTS
          [directly owns 0.35% of Edison Housing Consolidation Co.;
          see listing under MHICAL 95 Company.]
          [directly owns 35.52% of Edison Funding Omicron Incorporated; see listing under Edison Housing Consolidation Co.]
05            1st Time Homebuyer Opportunities LP (Chester County
              Homes) 99%
05            1732 Champa LP (Buerger Brothers Lofts) 99%
05            18303 Kittridge Associates LP 99%
05            210 Washington Avenue Associates (Renaissance Plaza)
              (Connecticut partnership) 99%
05            2400 Locust Associates LP (Locust on the Park) 99%
05            Aaron Michael Associates LP 99.9%
05            Abajo Del Sol LP 99.9%
05            Argyle Redevelopment Partnership, Ltd. (Colorado
              partnership) 99%
05            Auburn Manor L.L.C. 50%
05            Baldwin Village LP 99.9%
05            Bartlett Hill Associates LP 99%
05            Bouquet Canyon Seniors LP 99%
05            CCS/Bellingham LP (Washington Grocery Building) 99%
05            CCS/Mount Vernon Housing LP (La Venture) 99%
05            Cincinatti Ravenwood Apartments LP 99%
05            Conejo Valley Community Housing Associates (Community
              House Apartments) 99%
05            Diamond Creek Apartments LP 99.9%
05            EAST COAST CAPITAL, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
05            EC ASSET SERVICES, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
05            EC PROPERTIES, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
06               Corporations for Affordable Housing LP 1%GP
07                  Arbor Lane Associates Phase II LP (Timberwood) 99%
07                  Arroyo Vista Associates LP 99%
07                  Artloft Associates LP 35.6%
07                  Caleb Affordable Housing Associates LP
                    (Ledges/Pinebrook) 99%

07                  The Carlin LP 99%
07                  Diamond Phase III Venture LP 99%
07                  Fairmont Hotel Urban Renewal Associates LP 99%
07                  Mackenzie Park Associates LP 99%
07                  Parkside Associates LP (Parkside Garden) 99%
07                  Pines Housing LP 99%
07                  Pines Housing II, LP 99%
07                  Smyrna Gardens Associates LP 99%
07                  Tioga Gardens LP 99%
07                  Walden Pond, LP (Hamlet) 99%
06               Corporations for Affordable Housing LP II 1%GP
07                  2601 North Broad Street Associates LP (Station
                    House) 99%
07                  Artloft Associates LP 53.39%
07                  Brookline Housing Associates LLC (Bridgewater) 99%
07                  EDA LP (Eagle's Nest) 99%
07                  Edgewood Manor Associates II LP 99%
07                  Gateway Housing LP (Gateway Townhomes) 99%
07                  Homestead Village Associates LP 99%
07                  Junction City Apartments LP (Green Park) 99%
07                  Liberty House Associates LP 99%
07                  Maple Ridge Development Associates LP 99%
07                  Parsonage Cottage Senior Residence LP 99%
07                  Rittenhouse School LP 99%
07                  Silver City Housing LP 99%
07                  South 55th Street, LP 99%
07                  W. M. Housing Associates LP (Williamsport Manor) 99%
07                  Winnsboro Apartments LP (Deer Wood) 99%
05            EC PROPERTIES III, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
06               Corporations for Affordable Housing LP III 1%GP
07                  Piedmont Housing Associates 99%
07                  Pines Housing III 99%
07                  Salem Lafayette Urban Renewal Associates, LP 99%
07                  Spring Valley Commons LP 99%
07                  Stevenson Housing Associates (Park Vista) 99%
05            EC-SLP, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
05            ECHI-A COMPANY
05            ECHI-B COMPANY
05            ECHI Wyvernwood, Inc. [dead project]
05            ECH/HFC GP Partnership No. 1 34.9%GP
06               Edison Capital Housing Partners VII LP 19.4%GP
07                  C-Court LP (Cawelti Court) 99%
07                  Cottonwood Affordable Housing LP 99%
07                  Fifth & Wilshire Apartments LP 99%
07                  Flagstaff Affordable Housing II, LP (Forest View
                    Apts.) 99%
07                  Huff Avenue Associates LP 99%
07                  Mountain View Townhomes Associates LP 99%
07                  Oak Forest Associates LP 99%
07                  Paradise Road Partners LP (Gateway Village) 99%
07                  Woodland Arms Apartments, Ltd. 99%
05            ECH/HFC GP Partnership No. 2 56.7%GP
06               Edison Capital Housing Partners VIII LP 18.54%GP
07                  Catalonia Associates LP 99%
07                  Ohlone Housing Associates LP 99%
05            EDISON CAPITAL AFFORDABLE HOUSING 97 V
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VI
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VII
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VIII
05            EDISON CAPITAL AFFORDABLE HOUSING 99A COMPANY
05            Edison Capital Affordable Housing 99A G.P. 27.69%GP
06               Edison Capital Housing Partners IX LP 13.5533%GP

07                  1010 SVN Associates LP 99.9%
07                  2814 Fifth Street Associates LP (Land Park
                    Woods) 99%
07                  Alma Place Associates LP 99%
07                  Knolls Community Associates LP 99.9%
07                  Monterra Village Associates LP 99%
07                  Pacific Terrace Associates LP 99.9%
07                  PVA LP (Park Victoria) 99%
07                  Sherman Glen, L.L.C. 99%
07                  Strobridge Housing Associates LP 99%
07                  Trolley Terrace Townhomes LP 99.9%
07                  Walnut Avenue Partnership LP 99%
05            EDISON CAPITAL AFFORDABLE HOUSING 99B COMPANY 99.99%
05            Edison Capital Affordable Housing 99B G.P. 99.99%GP
06               Edison Capital Housing Partners X LP 19.3952%GP
07                  Beacon Manor Associates LP 99.9%
07                  Boulder Creek Apartments LP 99.9%
07                  Burlington Senior Housing LLC 99.9%
07                  CCS/Renton Housing LP (Renton) 99.9%
07                  Coolidge Station Apartments L.L.C. 99%
07                  Lark Ellen LP 99%
07                  Mercy Housing California IX LP (Sycamore) 99.9%
07                  Morgan Hill Ranch Housing LP 99%
07                  Pacifica Community Associates LP (Villa
                    Pacifica) 99.9%
07                  Persimmon Associates LP 99%
07                  Providence-Brown Street Housing LP (Brown
                    Street) 99.9%
07                  San Juan Commons 1996 LP 99.9%
07                  Timber Sound, Ltd. 99%
07                  Timber Sound II, Ltd. 99%
07                  Trinity Park Apartments LP 99.9%
07                  Venbury Trail LP 99.9%
06               Edison Capital Housing Partners XI LP 18.62486%GP
07                  1475 167th Avenue Associates LP (Bermuda Gardens)
                    99.9%
07                  Auburn Manor Apartments LP 99.9%
07                  Barnsdall Court LP (Villa Mariposa) 99%
07                  Borregas Court LP 99%
07                  Bryson Family Apartments LP 99.9%
07                  Carson Housing LP 98%
07                  Casa Rampart LP (Rampart Apartments) 98.9%
07                  Davis MHA Twin Pines Community Associates LP
                    (Northstar Apartments) 99%
07                  Eastwood Homes LP 99%
07                  Electra Arms Senior Associates LP 99%
07                  Grace Housing LP 99%
07                  Stony Point Apartment Investors LP (Panas Place)
                    99.9%
07                  Wall Street Palmer House LP 99%
07                  Wilmington Housing Associates LP (New Harbor
                    Vista) 99.9%
06               Edison Capital Housing Partners XII LP 13.73759%GP
07                  Cedarshores Limited Dividend Housing Association
                    LP 98.99%
07                  Heritage Partners LP 99%
07                  Osage Terrace LP 99.89%
07                  West Oaks Apartments LP 99.9%
07                  Yale Street LP 99.9%
06               Edison Capital Housing Partners XIII LP 17.03513%GP
07                  Alhambra Apartments LP 99.9%
07                  Chamber Apartments LP 99%
07                  Park Land Senior Apartments Investors LP (Banducci)
                    99.9%
07                  President John Adams Manor Apartments LP 99.9%

07                  Riverwalk Apartments, Ltd. (Colorado) 99%
07                  Rosecreek Senior Living LP 99.9%
07                  Twin Ponds Apartments LP 99.9%
07                  Woodleaf Village LP 98.99%
07                  Women's Westlake LP (Dorothy Day) 99%
06               Edison Capital Housing Partners XIV LP 7.61%GP
07                  Apollo Development Associates LP (Apollo Hotel) 99.9%
07                  Carson Terrace LP 99.9%
07                  Don Avante Association II LP (Village Avante) 99.9%
07                  Preservation Properties I 99.9%
07                  Preservation Properties II 99.9%
07                  Preservation Properties III 99.9%
07                  Preservation Properties IV 99.9%
07                  Preservation Properties V 99.9%
07                  Rowland Heights Preservation LP 99.9%
07                  Springdale Preservation LP (Springdale West) 99.9%
06               Edison Capital Housing Partners XV LP 9.567%GP
07                  708 Pico LP (Wavecrest Apartments) 99.9%
07                  Benton Green LP 99.9%
07                  Don Avante Association I LP (Don de Dios) 99.9%
07                  Emmanuel Grant Company LLC (Capitol Heights) 99.9%
07                  Highland Village Partners LP 99.9%
07                  I.G. Partners LP (Islands Gardens) 99.9%
07                  Karen Partners LP 99.9%
07                  Lilac Estates LP 99.9%
07                  Mountainlands Housing Partners LP (Holiday
                    Village Apartments) 99.9%
07                  NAHF Brockton LP (Southfield Gardens) 99.9%
07                  Northern Senior Housing LP (St. Johnsbury) 99.9%
07                  Park Place 1998, LLC 99.9%
07                  Park Williams Partners LP 99.9%
07                  Patriots Pointe at Colonial Hills LP 99.9%
07                  PlumTree Preservation LP 99.9%
07                  Poinsettia Housing Associates 99.9%
07                  Project Home I LLC 99.99%
07                  Saratoga Vacaville LP (Saratoga Senior) 99.9%
07                  Serena Sunbow LP (Villa Serena) 99.9%
07                  St. Regis Park LP (Pear Tree) 99.9%
07                  Vista Sonoma Senior Living LP 99.9%
07                  Westfair LLC (Cedar Ridge) 99.9%
07                  Windrush Apartments of Statesville LP 99.9%
07                  Wingate LLC (Regency Park) 99.9%
05            Edison Capital Contributions VI Partners 91.77%GP
06               ECH Investor Partners VI-A LP 15.39%GP
07                  Edison Capital Housing Partners VI LP 61.82%GP
08                      Admiralty Heights Associates II 1995 LP (Kent
                        Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus
                        Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99%
08                      Vista Verde Townhomes II LLC 99%
06               ECH Investor Partners VI-B LP 15.39%GP

07                  Edison Capital Housing Partners VI LP 37.18%GP
08                      Admiralty Heights Associates II 1995 LP (Kent
                        Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus
                        Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99%
08                      Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING DELAWARE, INC.
06               B.A.I. Edison Ravenwood LP (Ravenwood) 90%GP
07                  Cincinatti Ravenwood Apartments LP 0.95%GP
05            Edison Capital Housing Partners V LP 16.38%GP
06               AMCAL Santa Barbara Fund XXXVI LP (Positano) 99%
06               Bodega Hills Investors LP 99%
06               Mercy Housing California IV LP (Vista Grande) 99%
06               Park Place Terrace LP 99%
06               River Walk Apartments Homes LP 99%
06               San Diego Golden Villa Partners LP (Golden Villa) 99%
06               Santa Alicia Gardens Townhomes LP (The Gardens) 99%
06               St. Hedwig's Gardens LP 99%
06               Sunshine Terrace LP 99%
06               Union Meadows Associates LLC 99%
05            EDISON CAPITAL HOUSING FLORIDA
05            EDISON CAPITAL HOUSING MANAGEMENT
06               JOHN STEWART COMPANY
                 Address:  1388 Sutter Street, 11th Floor, San
                 Francisco, CA 94109
07                  2814 Fifth Street Associates LP (Land Park
                    Woods) 0.5%GP
07                  381 Turk Street LP 1%GP
07                  Community Investment LP (Oak Village Apartments)
                    1%GP
07                  Crescent Manor Associates LP 2.85%GP
07                  Del Norte Place LP 18%GP
07                  Jackie Robinson Apartments LP 1.67%GP
07                  Larkspur Isle LP 0.5%GP
07                  Las Casitas LP 0.5%GP
07                  Mason Street Enterprises LP 1%GP
07                  Mountain View Apartments LP 0.26%GP
07                  Piper Court G.P. 50%GP
07                  Shiloh Arms LP 1%GP/9.8%LP
07                  St. John's LP 1%GP/19.6%LP
07                  The IBEX Group 10%GP
07                  Village East Apartments LP 3%GP
07                  Woodhaven Senior Residences LP 1%GP
05            EDISON CAPITAL HOUSING NEW JERSEY
              [owns 6.16% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
05            EDISON CAPITAL HOUSING NEW YORK
06               WPA/Edison LLC (Pier A) 99%
05            EDISON CAPITAL HOUSING PENNSYLVANIA
              [owns 5.26% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]

05            EDISON HOUSING NORTH CAROLINA
06               Edison Capital Contributions VI Partners 4.03%
07                  ECH Investor Partners VI-A LP 15.39%GP
08                      Edison Capital Housing Partners VI LP 61.82%GP
09                         Admiralty Heights Associates II 1995 LP (Kent
                           Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus
                           Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 15.39%GP
08                      Edison Capital Housing Partners VI LP 37.18%GP
09                         Admiralty Heights Associates II 1995 LP (Kent
                           Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus
                           Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
05            EDISON HOUSING OREGON, INC.
05            EDISON HOUSING SOUTH CAROLINA
06               Edison Capital Contributions VI Partners 4.20%
07                  ECH Investor Partners VI-A LP 15.39%GP
08                      Edison Capital Housing Partners VI LP 61.82%GP
09                         Admiralty Heights Associates II 1995 LP (Kent
                           Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus
                           Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%

09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 15.39%GP
08                      Edison Capital Housing Partners VI LP 37.18%GP
09                         Admiralty Heights Associates II 1995 LP (Kent
                           Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus
                           Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
05            EHI DEVELOPMENT COMPANY
05            EHI DEVELOPMENT FUND
05            Eugene Hotel LP 99.9%
05            Florence Apartments LLC 99%
05            Harry Clark Jr. Residential Center LLC 99%
05            Hercules Senior Housing Associates 99.9%
05            Hilltop Farms LP 99.9%
05            Hotel Elkhart L.L.C. (The Cornerstone) 99%
05            Josephinum Associates LP, The (Washington ptnrshp) 99%
05            KDF Park Glenn LP (Park Glenn) 99%
05            KDF Park Glenn Seniors LP (Park Glenn II) 99.9%
05            KDF Santa Paula LP (Santa Paula) 99%
05            Kennedy Lofts Associates LP (Massachusetts ptnrshp) 99%
05            King Road Associates LP 99.9%
05            LL Housing LP (Maryland partnership) (Laurel Lakes) 99%
05            LL Housing L.L.C. 24.5%
05            Lovejoy Station LP 99.9%
05            Madison/Mollison LP (Park Mollison) 99%
05            Maplewood Housing Associates LP 99.9%
05            MH I LP 1%GP
06               California Park Apartments LP 99%
05            MH II LP 1%GP
06               5363 Dent Avenue Associates LP 99%
05            MH III LP 1%GP
06               DeRose Housing Associates LP 99%
05            MH IV LP 1%GP
06               MPT Apartments LP (MacArthur Park) 99%
05            MH V LP 1%GP
06               Centennial Place LP 99%
05            MHICAL 94 COMPANY
              [owns 19.32% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
05            MHICAL 94 LP (Delaware partnership) 1%GP
06               Mayacamas Village Associates LP 99%
06               Rincon De Los Esteros Associates LP 99%
06               West Capital Courtyard LP 99%
06               Winfield Hill Associates LP 99%
05            MHICAL 95 LP (Delaware partnership) 1%GP
06               Abby Associates LP (Windmere) 99%
06               Antelope Associates LP 99%

06               Baker Park Associates LP 99%
06               Bracher Associates LP 99%
06               Colina Vista LP 99%
06               Florin Woods Associates LP 99%
06               Mercy Housing California VI LP (205 Jones) 99%
06               Pinmore Associates LP 99%
06               Sunset Creek Partners LP 99%
05            MHICAL 96 LP (Delaware partnership) 1%GP
06               Greenway Village Associates LP 99%
06               Kennedy Court Partners LP 99%
06               Klamath Associates LP 99%
06               Sky Parkway Housing Associates LP 99%
06               Westgate Townhomes Associates LP 99%
05            MHICAL 95 COMPANY
06               ECH/HFC GP Partnership No. 2 43.3%
07                  Edison Capital Housing Partners VIII LP 18.54%GP
08                      Catalonia Associates LP 99%
08                      Ohlone Housing Associates LP 99%
06               EDISON HOUSING CONSOLIDATION CO. (formerly Edison
                 Housing Georgia) 29.90%
07                  EDISON FUNDING OMICRON INCORPORATED (Delaware
                    corporation) (formerly Edison Funding Omicron GP)
                    44.40% [also owned 0.08% by Edison Funding Company,
                    35.52% by Edison Capital Housing Investments and
                    20.00% by The Connell Company, an outside entity]
08                      16th & Church Street Associates LP 99%
08                      1856 Wells Court Partners, LP (Wells Court) 99%
08                      AE Associates LP (Avenida Espana) 99%
08                      Agape Housing LP 99%
08                      Anglo Edison LLC No. 1 (Las Brisas) 99%
08                      Anglo Edison Ravenwood L.L.C. 99%
08                      Brantwood II Associates LP 99%
08                      Brooks School Associates LP 99%
08                      Bryn Mawr - Belle Shore LP (The) 99%
08                      Bush Hotel LP 99%
08                      Centertown Associates LP (Ravenwood) 99%
08                      Centro Partners LP (El Centro) 99%
08                      Cochrane Village Apartments LP 99%
08                      Coyote Springs Apartments Associates LP 99%
08                      Cypress Cove Associates 99%
08                      Del Carlo Court Associates LP 99%
08                      Delta Plaza Apartments LP 99%
08                      EAH Larkspur Creekside Associates LP 99%
08                      East Cotati Avenue Partners LP 99%
08                      EDISON FUNDING OLIVE COURT 100%
09                         Olive Court Housing Associates LP 0.6%
08                      Edmundson Associates LP (Willows) 99%
08                      El Barrio Academy Urban Renewal Associates, LP
                        (Academy Street) 99%
08                      Elizabeth West & East LP 99%
08                      Farm (The) Associates LP 99%
08                      Fremont Building LP (Crescent Arms) 99%
08                      Gilroy Redwood Associates LP (Redwoods) 99%
08                      Ginzton Associates LP 99%
08                      Grossman Apartments Investors LP 99%
08                      Heartland-Wisconsin Rapids Timber Trails LLC
                        (Timber Trails) 99%
08                      Heather Glen Associates LP 99%
08                      HMB-Atlanta I LP (Spring Branch) 99%
08                      Holy Family Associates LP 99%
08                      Lackawana Housing Associates LLC (Goodwill
                        Neighborhood Residences) 99%
08                      Maplewood School Apartments LP 99%
08                      Mar Associates LP (Frank Mar) 99%
08                      McFarland Press Associates LP 99%

08                      Mercantile Housing LLC (Mercantile Square) 99%
08                      Merrill Road Associates LP 99%
08                      MH I LP 99%
09                         California Park Apartments LP 99%
08                      MHICAL 94 LP (Delaware partnership) 99%LP
09                         Mayacamas Village Associates LP 99%
09                         Rincon De Los Esteros Associates LP 99%
09                         West Capital Courtyard LP 99%
09                         Winfield Hill Associates LP 99%
08                      MHICAL 95 LP (Delaware partnership) 99%LP
09                         Abby Associates LP (Windmere) 99%
09                         Antelope Associates LP 99%
09                         Baker Park Associates LP 99%
09                         Bracher Associates LP 99%
09                         Colina Vista LP 99%
09                         Florin Woods Associates LP 99%
09                         Mercy Housing California VI LP (205 Jones) 99%
09                         Pinmore Associates LP 99%
09                         Sunset Creek Partners LP 99%
08                      MHICAL 96 LP (Delaware partnership) 99%LP
09                         Greenway Village Associates LP 99%
09                         Kennedy Court Partners LP 99%
09                         Klamath Associates LP 99%
09                         Sky Parkway Housing Associates LP 99%
09                         Westgate Townhomes Associates LP 99%
08                      Mid-Peninsula Century Village Associates LP
                        (Century Village) 99%
08                      Mission Capp LP 99%
08                      Mission Housing Partnership 1996 LP (Delaware
                        partnership) 99%LP
09                         La Terraza Associates LP (Carlsbad Villas at
                           Camino Real) 99%
08                      Neary Lagoon Partners LP 99%
08                      North Park Village LLC 99%
08                      Oceanside Gardens LP 99%
08                      Omaha Amber Ridge LP (Amber Ridge) 99%
08                      Open Door Associates LP (West Valley) 99%
08                      Palmer House LP 99%
08                      Pellettieri Homes Urban Renewal Associates, LP 99%
08                      Richmond City Center Associates LP 99%
08                      Riverside/Liebrandt Partners LP (La Playa) 99%
08                      Roebling Village Inn Urban Renewal LP 99%
08                      Rosebloom Associates LP (Oakshade) 99%
08                      San Pablo Senior Housing Associates LP 99%
08                      San Pedro Gardens Associates LP 99%
08                      Santa Paulan Senior Apartments Associates LP
                        (The Paulan) 99%
08                      South Beach Housing Associates LP (Steamboat)
                        99%
08                      South Winery Associates LP (The Winery
                        Apartments) 99%
08                      Stoney Creek Associates LP 99%
08                      Studebaker Building LP 99%
08                      Sultana Acres Associates LP 99%
08                      Thomson Rental Housing, LP (Washington Place) 99%
08                      Tuscany Associates LP (Tuscany Villa) 99%
08                      Villa Maria Housing LP 99%
08                      Washington Creek Associates LP 99%
08                      Westport Village Homes Associates LP 99%
08                      Wheeler Manor Associates LP 99%
08                      YWCA Villa Nueva Partners LP 99%
05            MHICAL 96 COMPANY
              [owns 8.96% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
06               ECH/HFC GP Partnership No. 1 50.4%

07                  Edison Capital Housing Partners VII LP 19.4%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP 99%
08                      Fifth & Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest
                        View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 36.47%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park
                        Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
05            MHICAL 97 COMPANY
06               ECH/HFC GP Partnership No. 1 14.7%
07                  Edison Capital Housing Partners VII LP 19.4%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP 99%
08                      Fifth & Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest
                        View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 33.05%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park
                        Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               MHICAL 97 LP 99%LP
07                  Garnet Housing Associates LP 99%
05            MHICAL 97 LP 1%GP
06               Garnet Housing Associates LP 99%
05            MHIFED 94 COMPANY
05            MHIFED 94 LP (Delaware partnership) 1%GP; 99%LP to
              Bell Atlantic
06               Berry Avenue Associates LP 99%
06               Carlton Way Apartments LP 99%
06               CDR Senior Housing Associates (Casa del Rio) 99%
06               Corona Ely/Ranch Associates LP 99%
06               Fairview Village Associates LP 99%
06               Fell Street Housing Associates LP 99%

06               Hope West Apartments LP 99%
06               Morrone Gardens Associates LP 99%
06               Pajaro Court Associates LP 99%
06               Tierra Linda Associates LP 99%
06               Tlaquepaque Housing Associates LP 99%
05            MHIFED 95 COMPANY
05            MHIFED 95 LP (Delaware partnership) 1%GP; 99%LP to
              Bell Atlantic
06               1101 Howard Street Associates LP 99%
06               Avalon Courtyard LP (Carson Senior Housing) 99%
06               Hollywood El Centro LP 99%
06               La Brea/Franklin LP 99%
06               Larkin Pine LP 99%
06               Mercy Housing California III LP (3rd & Reed) 99%
06               Pinole Grove Associates LP 99%
06               Second Street Center LP (Santa Monica) 99%
06               Solinas Village Partners LP 99%
06               Three Oaks Housing LP 99%
05            MHIFED 96 COMPANY
05            MHIFED 96 LP (Delaware partnership) 5%GP; 95%LP to
              Cargill
06               Lavell Village Associates LP 99%
06               North Town Housing Partners LP (Villa del Norte
                 Village) 99%
06               Poco Way Associates LP 99%
06               Seasons Affordable Senior Housing LP 99%
05            MHIFED 96A COMPANY
05            MHIFED 96A LP (Delaware partnership) 1%GP; 99%LP to
              Bell Atlantic
06               Good Samaritan Associates LP 99%
06               Metro Senior Associates LP 99%
06               Oxnard Housing Associates LP 99%
06               Reseda Village LP 99%
06               Round Walk Village Apartments LP 99%
06               Santa Alicia Family Housing Associates 99%
06               Vine Street Court LP 99%
06               Vine Street Court LP II 99%
05            MHIFED 97 COMPANY
06               MHIFED 97 LP 99%LP
05            MHIFED 97 LP 1%GP
05            Mid-Peninsula Sharmon Palms Associates LP (Sharmon
              Palms) 99%
05            MISSION HOUSING ALPHA
06               Lee Park Investors LP (Pennsylvania partnership) 99%
06               Quebec Arms Apartments LP 0.05% GP
06               University Manor Apartment LP 0.05% GP
05            MISSION HOUSING BETA
              [owns 2.58% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
05            MISSION HOUSING DELTA
              [owns 1.07% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
06               MH II LP 99%
07                  5363 Dent Avenue Associates LP 99%
06               MH III LP 99%
07                  DeRose Housing Associates LP 99%
06               MH IV LP 99%
07                  MPT Apartments LP (MacArthur Park) 99%
06               MH V LP 99%
07                  Centennial Place LP 99%
05            MISSION HOUSING DENVER
              [owns 5.67% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
05            MISSION HOUSING EPSILON

              [owns 0.54% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
06               Edison Capital Affordable Housing 99A G.P. 2.78%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park
                        Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
05            MISSION HOUSING GAMMA
              [owns 1.73% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
05            MISSION HOUSING HOLDINGS
              [owns 13.10% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
05            Mission Housing Partnership 1996 LP (Delaware
              partnership) 1%GP
06               La Terraza Associates LP (Carlsbad Villas at Camino
                 Real) 99%
05            MISSION HOUSING THETA
06               MISSION FUNDING THETA
                 [owns 0.01% of Edison Housing Consolidation Co.; see
                 listing under MHICAL 95 Company.]
07                  Cedarshores Limited Dividend Housing Association
                    LP 0.01%
07                  Edison Capital Affordable Housing 99A G.P. 0.01%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park
                           Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
07                  Edison Capital Affordable Housing 99B G.P. 0.01%
08                      Edison Capital Housing Partners X LP 19.3952%GP
09                         Beacon Manor Associates LP 99.9%
09                         Boulder Creek Apartments LP 99.9%
09                         Burlington Senior Housing LLC 99.9%
09                         CCS/Renton Housing LP (Renton) 99.9%
09                         Coolidge Station Apartments L.L.C. 99%
09                         Lark Ellen LP 99%
09                         Mercy Housing California IX LP (Sycamore) 99.9%
09                         Morgan Hill Ranch Housing LP 99%
09                         Pacifica Community Associates LP (Villa
                           Pacifica) 99.9%
09                         Persimmon Associates LP 99%
09                         Providence-Brown Street Housing LP (Brown
                           Street) 99.9%
09                         San Juan Commons 1996 LP 99.9%
09                         Timber Sound, Ltd. 99%
09                         Timber Sound II, Ltd. 99%
09                         Trinity Park Apartments LP 99.9%

09                         Venbury Trail LP 99.9%
07                  Oakdale Terrace Leased Housing Associates LP 0.01%
07                  Westfield Condominium Investment LP 0.01%
07                  Woodleaf Village LP 0.01%
06               Mission Housing Investors Partnership 5%GP; 95%LP
                 to GECC
07                  1028 Howard Street Associates LP 99%
07                  Forest Winds Associates LP 99%
07                  Glen Eden Associates LP (A Street) 99%
07                  Gray's Meadows Investors LP 99%
07                  Prince Bozzuto LP (Fairground Commons) (Maryland
                    partnership) 99%
07                  Rancho Park Associates LP 99%
07                  Rustic Gardens Associates LP 99%
07                  Sea Ranch Apartments LP 99%
07                  Springdale Kresson Associates LP (Jewish Federation)
                    (New Jersey partnership) 99%
05            MISSION HOUSING ZETA
              [owns 5.35% of Edison Housing Consolidation Co.; see
              listing under MHICAL 95 Company.]
05            MISSION SA COMPANY
05            National Boston Lofts Associates LLLP (Boston Lofts) 99%
05            Oakdale Terrace Leased Housing Associates LP 98.99%
05            OL Hope LP (Olympic Hope) 99.9%
05            Olive Court Apartments LP 98.9%
05            Ontario Senior Housing LP (Ontario Plaza) 99%
05            Parkview Apartments Associates LP (Parkview/Sunburst)
              99.9%
05            Pecan Court Associates LP 99%
05            Pilot Grove LP (Massachusetts partnership) 99%
05            Pinewood on Wisconsin Apartments 99%
05            Post Office Plaza LP (Ohio partnership) 99%
05            Quebec Arms Apartments LP 99.9%
05            Red Lake LP #1 99%
05            San Martin de Porres LP 99.9%
05            Schoolhouse Court Housing Associates LP 99%
05            SD Regency Centre LP 99.9%
05            Southern Hotel LP 99.9%
05            Tabor Grand LP (Colorado partnership) 99%
05            Terra Cotta Housing Associates LP 99.9%
05            University Manor Apartments LP 99.9%
05            Virginia Lane LP 99.9%
05            Vista Verde Housing Associates LP 99.9%
05            WGA INVESTORS COMPANY [dead project]
05            West Valley Hart LP (Hart & Alabama) 99.9%
05            Westfield Condominium Investment LP 98.99%
05            White Mountain Apache LP 99%
04        EDISON INTEGRATED ENERGY SERVICES
04        MISSION FIRST ASSET INVESTMENT
04        MISSION FUNDING BETA
04        MISSION FUNDING EPSILON
05            EDISON CAPITAL (BERMUDA) INVESTMENTS, LTD. (Bermuda
              corporation)
              Address:  Clarendon House, 2 Church Street, Hamilton
              HM CX, Bermuda
06               Edison Capital LAI (Bermuda) Ltd. (Bermuda corporation)
                 Address: Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  Trinidad and Tobago Methanol Company Limited
                    (equity) 1.0%
06 Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
                 Address: Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda

07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure
                    Fund LP 8%
07                  AIG Emerging Europe Infrastructure Fund LP 18.05%
07                  AIG Emerging Europe Infrastructure Management LP
                    23.6%GP
05            EDISON CAPITAL INTERNATIONAL (BERMUDA) LTD.
              Address:  Clarendon House, 2 Church Street, P.O. Box
              HM666, Hamilton HM CX, Bermuda
06               EDISON CAPITAL INTERNATIONAL TRANSMISSION (BERMUDA)
                 LTD. (Bermuda corporation) 100%
06               Edison Capital Latin American Investments (Bermuda)
                 Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund
                    LP 7.89%
08                      Andes Energy XII Ltd. 100%
09                         Paz Holdings Ltd. 43.22%
10 Compania Adminstradora de Empresas Bolivia S.A. (Cade) 12.55% (Bolivian service company)
                              Address:  Edificio Electropaz SA, subsuelo
                              Plaza Venezuela No. 1401 esq. Loayza,
                              La Paz, Bolivia
10 Electricidad de La Paz S.A. (Electropaz) (equity) 10% (Bolivian foreign utility company) [See 4.EC01]
                              Address:  Avenida Illimani l973, Casilla
                              10511, La Paz, Bolivia
10 Empresa de Luz y Fuerza Electrica de Oruro S.A. (Elfeo) 12.55% (Bolivian foreign utility company) [See 4.EC02]
                              Address:  Junin No. 710, Casilla No. 53,
                              Oruro, Bolivia
10                            Empresa de Servicios Edeser S.A. (Edeser)
                              12.55% (Bolivian service company)
                              Address:  Iturralde No. 1309, Miraflores,
                              La Paz, Bolivia
07                  AIG Emerging Europe Infrastructure Fund LP 18.05%
07                  AIG Emerging Europe Infrastructure Management LP
                    23.6%GP
06               Lyonnaise Latin America Water Corporation Ltd.
                 (equity) 25.8%
06               Olmeca Cable Investments Ltd. (Mandeville Mexico,
                 S.A.) 21.7%
06               Paz Holdings Ltd. 30.42%
07                  Compania Adminstradora de Empresas Bolivia S.A.
                    (Cade) 12.55% (Bolivian service company)
                    Address:  Edificio Electropaz SA, subsuelo Plaza
                    Venezuela No. 1401 esq. Loayza, La Paz, Bolivia
07                  Electricidad de La Paz S.A. (Electropaz)
                    (equity) 10% (Bolivian foreign utility company)
                    [See 4.EC01]
                    Address:  Avenida Illimani l973, Casilla 10511,
                    La Paz, Bolivia
07                  Empresa de Luz y Fuerza Electrica de Oruro S.A.
                    (Elfeo) 12.55% (Bolivian foreign utility company)
                    [See 4.EC02]
                    Address:  Calle Junin No. 71, Casilla No. 53,
                    Oruro, Bolivia
07                  Empresa de Servicios Edeser S.A. (Edeser) 12.55%
                    (Bolivian service company)
                    Address:  Iturralde No. 1309, Miraflores, La Paz,
                    Bolivia
05            Edison Capital Latin American Investments Holding
              Company (Delaware corporation)

06               Edison Capital Latin American Investments (Bermuda)
                 Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund
                    LP 7.89%
07                  AIG Emerging Europe Infrastructure Fund LP 18.05%
07                  AIG Emerging Europe Infrastructure Management LP
                    23.6%GP
05            EDISON CAPITAL (NETHERLANDS) HOLDINGS B.V.
              Address:  Aert van Nesstraat 45, 3012 CA Rotterdm, The
              Netherlands
06               EDISON CAPITAL (NETHERLANDS) INVESTMENTS B.V.
                 Address:  Aert van Nesstraat 45, 3012 CA Rotterdm,
                 The Netherlands
07                  Adams Campus Limited (Clarendon College) 25%
07                  Barr Castlehill Holdings Limited 22.05%
07                  Catchment Highland Limited (Highland Project) 16.67%
07                  Covesea Limited (Lossiemouth Project) 16.67%
07                  Dumfries and Galloway Royal Infirmary 19.9%
07                  Fiddler's Ferry and Ferrybridge Power Plants 33%
07                  GH Bodmin (Holdco) Limited 9.8%
07                  HpC King's College Hospital (Holdings) Limited 20%
07                  Kinnoul House Limited (Perth Project) 25%
07                  Morrison Edison Investments Limited 50%
07                  Newham Community Healthcare Services NHS Trust 9.8%
07                  Road Link (A69) Limited 9.12%
07                  St. George's Hospital 80%
07                  St. Mary's Wing of Luton and Dunstable Hospital 20.8%
07                  Summit Holdings (Law) Limited (Law Hospital) 20%
07                  Wansbeck General Hospital for the Northumbria
                    Health Care NHS Trust 19.2%
05            GEM Energy Company (New York partnership) 50%GP
05            MISSION FUNDING ALPHA
06               MISSION FUNDING MU
07                  EPZ Mission Funding Mu Trust (equity interest in
                    foreign utility company) [See 4.EC03]
                    Address:  c/o Wilmington Trust Company, Rodney
                    Square North, 111 North Market Square, Wilmington,
                    Delaware 19890-0004
05            MISSION FUNDING DELTA
06               MISSION FUNDING NU
07                  EPZ Mission Funding Nu Trust (equity interest in
                    foreign utility company) [See 4.EC04]
                    Address:  c/o Wilmington Trust Company, Rodney
                    Square North, 111 North Market Square, Wilmington,
                    Delaware 19890-0004
05            MISSION INVESTMENTS, INC. (U.S. Virgin Islands corp.)
              Address:  ABN Trustcompany, Guardian Building,
              Havensight, 2nd Floor, St. Thomas, U.S. Virgin Islands
05            MISSION (BERMUDA) INVESTMENTS, LTD. (Bermuda corp.)
              Address:  Clarendon House, 2 Church Street,
              Hamilton HM CX, Bermuda
04        MISSION FUNDING GAMMA
04        MISSION FUNDING KAPPA
05            ABB Funding Partners, LP 14.27%
04        MISSION FUNDING ZETA
05            Huntington LP (New York partnership) 50%
05            Lakota Ridge LLC 75% [See 4.EC05]
              Address:  c/o Northern Alternative Energy, Inc., 333
              Washington Ave North, Suite 402, Minneapolis, MN 55401
05            Shaokatan Hills LLC 75% [See 4.EC06]
              Address:  c/o Northern Alternative Energy, Inc., 333
              Washington Ave North, Suite 402, Minneapolis, MN 55401

05            Woodstock Hills LLC 75% [See 4.EC07]
              Address:  191 West Fifth Street, Cottonwood, MN 56229
04        MISSION IOWA WIND COMPANY
05            Storm Lake Power Partners I LLC (99%) [See 4.EC08]
              Address:  13000 Jameson Road, Tehachapi, CA 93561
03     EDISON MORTGAGE COMPANY
03     MISSION BARTLETT HILL COMPANY
03     MISSION INTERNATIONAL CAPITAL, INC.
03     RENEWABLE ENERGY CAPITAL COMPANY

02 MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments. The subsidiaries and partnerships of Mission Land Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Land Company.

03     ASSOCIATED SOUTHERN INVESTMENT COMPANY
03     CALABASAS PALATINO, INC. (Inactive)
03     Carol Stream Developers G.P. (Illinois partnership) 60%GP
03     Centrelake Partners, LP (limited partnership) 98%GP
03     IRWINDALE LAND COMPANY (Inactive)
03     MISSION AIRPORT PARK DEVELOPMENT CO.
04        Carol Stream Developers G.P. (Illinois partnership) 40%GP
04        Centrelake Partners, LP (limited partnership) 2%LP
04        Mission Vacaville LP (limited partnership) 1%GP
03     MISSION INDUSTRIAL CONSTRUCTORS, INC. (Inactive)
03     Mission-Oceangate 75%GP
03     MISSION/ONTARIO, INC. (Inactive)
03     MISSION SOUTH BAY COMPANY (Inactive)
04        Mission-Oceangate 25%GP
03     MISSION TEXAS PROPERTY HOLDINGS, INC. (Inactive)
03     Mission Vacaville LP (limited partnership) 99%LP

02 MISSION POWER ENGINEERING COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. It is currently an inactive company. The subsidiaries of Mission Power Engineering Company are listed below.
          Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Power Engineering Company.

03     ASSOCIATED SOUTHERN ENGINEERING COMPANY (Inactive)

02 EDISON MISSION ENERGY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning, leasing and/or operating cogeneration, geothermal and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978. Edison Mission Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators or foreign utility companies under the Energy Policy Act of 1992. In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments. The subsidiaries and partnerships of Edison Mission Energy are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as Edison Mission Energy.

EDISON MISSION ENERGY DOMESTIC COMPANIES:
03     AGUILA ENERGY COMPANY (LP)
04 American Bituminous Power Partners, LP (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
05            American Kiln Partners, LP (Delaware limited partnership)
              49.5% of 53%
03     ANACAPA ENERGY COMPANY (GP)
04        Salinas River Cogeneration Company 50%
03     ARROWHEAD ENERGY COMPANY (Inactive)
03     BALBOA ENERGY COMPANY (GP)
04        Smithtown Cogeneration, LP (Delaware partnership) 50%; 100%
          w/Kingspark
03     BERGEN POINT ENERGY COMPANY (GP) Company and interests
       sold December 2000
04        TEVCO/Mission Bayonne Partnership (Delaware G.P.) 50%
05            Cogen Technologies NJ Ventures (Delaware G.P.) 0.75%
04        Cogen Technologies NJ Ventures (Delaware G.P.) 0.375%
03     BLUE RIDGE ENERGY COMPANY (GP)
04 Bretton Woods Cogeneration, LP (Delaware limited partnership) 50%; 100% w/Bretton Woods
03     BRETTON WOODS ENERGY COMPANY (GP & LP)
04        Bretton Woods Cogeneration, LP (Delaware LP) 50%; 100%
          w/Blue Ridge
03     CAMINO ENERGY COMPANY (GP)
04        Watson Cogeneration Company (general partnership) 49%
04        CPC Cogeneration LLC (Delaware LLC) 49%
03     CAPISTRANO COGENERATION COMPANY (GP)
04        James River Cogeneration Company (North Carolina
          partnership) 50%
03     CENTERPORT ENERGY COMPANY (GP & LP)
04        Riverhead Cogeneration I, LP (Delaware partnership) 50%;
          100% w/ Ridgecrest
03     CHESAPEAKE BAY ENERGY COMPANY (GP)
04        Delaware Clean Energy Project (Delaware general
          partnership) 50%
03     CHESTER ENERGY COMPANY (no partners; option Chesapeake,VA)
03     CLAYVILLE ENERGY COMPANY
04        Oconee Energy, LP (Delaware LP) 50%; 100% w/Coronado
03     COLONIAL ENERGY COMPANY (Inactive)
03     CORONADO ENERGY COMPANY
04        Oconee Energy, LP (Delaware LP) 50%; 100% w/Clayville
03     CRESCENT VALLEY ENERGY COMPANY (Inactive)
03     DEL MAR ENERGY COMPANY (GP)
04        Mid-Set Cogeneration Company 50%
03     DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation)
       (Inactive)
03     DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (Inactive)
03     DEVEREAUX ENERGY COMPANY (LP)
04        Auburndale Power Partners, LP (Delaware LP) 49%LP; 50%
          w/ El Dorado [See 4.EME01] [07/06/2000 Calpine acquired the remaining 50% from EME]
03     EASTERN SIERRA ENERGY COMPANY (GP & LP)
04        Saguaro Power Company, LP 50%

03     EAST MAINE ENERGY COMPANY (Inactive) [dissolving]
03     EDISON ALABAMA GENERATING COMPANY
03     EDISON MISSION DEVELOPMENT, INC. (Delaware corporation) 100%
03     EDISON MISSION ENERGY FUEL
04        EDISON MISSION ENERGY OIL & GAS
05            Four Star Oil & Gas Company 50.1% (owns Lost Hills
              Cogeneration Facility)
04        EDISON MISSION ENERGY PETROLEUM
04        POCONO FUELS COMPANY (Inactive)
04        SOUTHERN SIERRA GAS COMPANY
05            TM Star Fuel Company (general partnership) 50%
03     EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
03     EDISON MISSION ENERGY GLOBAL MANAGEMENT, INC. (Delaware
       corporation) [Corporation dissolved 12/21/2000]
04        MAJESTIC ENERGY LIMITED (UK private limited company)
          Address:  Lansdowne House, Berkeley Square, London
          W1X 5DH England [owned directly by EME--Tier 3]
05            EME ROYALE (New Zealand private limited company)
              Address:  Lansdowne House, Berkeley Square, London
              W1X 5DH England [Tier 4]
06               EDISON MISSION ENERGY TAUPO LIMITED (New Zealand
                 company) 100% [Tier 5]
                 Address:  Southgate Complex, Level 20, HWT Tower, 40
                 City Road, South Melbourne, 3205 Victoria, Australia
03     Edison Mission Energy Interface Ltd. (British Columbia Co.)
       Address:  2 Sheppard Ave. E. #200, North York, Ontario, Canada
04        The Mission Interface Partnership (Province of Ontario
          G.P.) 50%
03     EDISON MISSION ENERGY SERVICES, INC. [formerly EDISON MISSION
       ENERGY FUEL SERVICES, INC.] [PowerGen project]
03     EDISON MISSION FUEL RESOURCES, INC. [Com Ed Project
03     EDISON MISSION FUEL TRANSPORTATION, INC. [Com Ed Project]
03     EDISON MISSION MARKETING & TRADING, INC. [Com Ed Project]
04        CP POWER SALES FIVE, L.L.C.
04        CP POWER SALES THIRTEEN, L.L.C.
04        CP POWER SALES FOURTEEN, L.L.C.
04        CP POWER SALES FIFTEEN, L.L.C.
04        CP POWER SALES SEVENTEEN, L.L.C.
04        CP POWER SALES EIGHTEEN, L.L.C.
04        CP POWER SALES NINETEEN, L.L.C.
04        CP POWER SALES TWENTY, L.L.C.
03     EDISON MISSION HOLDINGS CO. (formerly EME Homer City
       Holdings Co.)
04        CHESTNUT RIDGE ENERGY COMPANY 100%
05            EME HOMER CITY GENERATION LP (Pennsylvania) 99%LP
              [See 4.EME06]
04        EDISON MISSION FINANCE CO. 100%
04        HOMER CITY PROPERTY HOLDINGS, INC. 100%
04        MISSION ENERGY WESTSIDE, INC. 100%
05            EME HOMER CITY GENERATION LP (Pennsylvania) 1%GP
              [See 4.EME06]
03     EDISON MISSION OPERATION & MAINTENANCE, INC.
04        Mission Operations de Mexico, S.A. de C.V. 99%
          Address:  Bosques de Ciruelos No. 304 2 Piso, Colonia
          Bosques de las Lomas, 11700 Mexico Distrito Federal
03     EDISON MISSION PROJECT CO. (formerly EME UK
       International, Inc.) (Delaware corp) 100% [holds 100% of
       the issued and outstanding Class D shares of MEC International
       B.V. (0.01%)--see INTERNATIONAL section]
03     EL DORADO ENERGY COMPANY (GP)
04 Auburndale Power Partners, LP (Delaware LP) 1%GP; 50% w/ Devereaux [See 4.EME01] [07/06/2000 Calpine acquired the remaining 50% from EME]

03     EME EASTERN HOLDINGS CO.
          ATHENS FUNDING, L.L.C.
04        CITIZENS POWER HOLDINGS ONE, LLC
05            CL POWER SALES ONE, L.L.C. 25%
05            CL POWER SALES TWO, L.L.C. 25%
05            CL POWER SALES SIX, L.L.C. 25%
05            CL POWER SALES SEVEN, L.L.C. 25%
05            CL POWER SALES EIGHT, L.L.C. 25%
05            CL POWER SALES NINE, L.L.C. 25%
05            CL POWER SALES TEN, L.L.C. 25%
04        CP POWER SALES TWELVE, L.L.C.
03     EMP, INC. (Oregon corporation) (GP & LP) (Inactive)
03     FOUR COUNTIES GAS COMPANY (Inactive)
03     GLOBAL POWER INVESTORS, INC.
03     HANOVER ENERGY COMPANY
04        CHICKAHOMINY RIVER ENERGY CORPORATION (Virginia
          corporation) (GP & LP)
05            Commonwealth Atlantic LP (Delaware partnership)
              50% [See 4.EME03]
03     HOLTSVILLE ENERGY COMPANY (GP & LP)
04        Brookhaven Cogeneration, LP (Delaware partnership) 50%;
          100% w/ Madera
03     INDIAN BAY ENERGY COMPANY (GP & LP)
04        Riverhead Cogeneration III, LP (Delaware partnership) 50%;
          100% w/ Santa Ana
03     JEFFERSON ENERGY COMPANY (GP & LP) (Inactive)
03     KINGS CANYON ENERGY COMPANY (Inactive)
03     KINGSPARK ENERGY COMPANY (GP & LP)
04        Smithtown Cogeneration, LP (Delaware partnership) 50%;
          100% w/ Balboa
03     LAGUNA ENERGY COMPANY (Inactive) (former interest in Ambit)
03     LA JOLLA ENERGY COMPANY (Inactive) (used for Belridge)
03     LAKEVIEW ENERGY COMPANY
04        Georgia Peaker, LP (Delaware LP) 50%; 100% w/Silver Springs
03     LEHIGH RIVER ENERGY COMPANY (Inactive)
03     LONGVIEW COGENERATION COMPANY (held for Weyerhauser)
03     MADERA ENERGY COMPANY (GP)
04        Brookhaven Cogeneration, LP (Delaware partnership) 50%;
          100% w/ Holtsville
03     MADISON ENERGY COMPANY (LP)
04        Gordonsville Energy, LP (Delaware partnership) 49%;
          50% w/ Rapidan [See 4.EME04]
03     MIDWEST GENERATION EME, LLC (Delaware LLC) 100%
       Address:  One Financial Place, 400 South LaSalle Street,
       Suite 3410, Chicago, Illinois 60605
04        COLLINS HOLDINGS EME, LLC
          Address:  One Financial Place, 400 South LaSalle Street,
          Suite 3410, Chicago, Illinois 60605
04        EDISON MISSION MIDWEST HOLDINGS CO. 100%
          Address:  One Financial Place, 400 South LaSalle Street,
          Suite 3410, Chicago, Illinois 60605
05            EDISON MISSION ENERGY FUEL SERVICES, LLC
              Address:  One Financial Place, 440 South LaSalle Street,
              Suite 3500, Chicago, Illinois 60605
05            EDISON MISSION OVERSEAS CO. (Com Ed project) 100%
              Address:  One Financial Place, 400 South LaSalle Street,
              Suite 3410, Chicago, Illinois 60605
06               EDISON MISSION OVERSEAS LTD. (Com Ed project) 100%
                 Address:  One Financial Place, 400 South LaSalle
                 Street, Suite 3410, Chicago, Illinois 60605
05            MIDWEST GENERATION, LLC (Com Ed project) 100% [See 4.EME07]
              Address:  One Financial Place, 400 South LaSalle Street,
              Suite 3410, Chicago, Illinois 60605

03     MIDWEST PEAKER HOLDINGS, INC. (Delaware corporation) 100%
03     Mission Capital, LP (Delaware LP) 3%; MIPS partnership
03     MISSION DEL CIELO, INC. 100%
04        MISSION DEL SOL, LLC (Delaware LLC) 100%
05            SUNRISE POWER COMPANY 100% [EWG]
03     MISSION/EAGLE ENERGY COMPANY (Inactive)
03 MISSION ENERGY CONSTRUCTION SERVICES, INC. (Provides services for construction Paiton Project)
03     MISSION ENERGY GENERATION, INC. (Inactive)
03     MISSION ENERGY HOLDINGS, INC.
04        Mission Capital, LP (Delaware LP) 97%; MIPS partnership
03     MISSION ENERGY HOLDINGS INTERNATIONAL, INC. [holds 100% of the issued and outstanding Class A shares of MEC International B.V. (99.97%)--see INTERNATIONAL section]
04        EME INVESTMENTS, LLC (Delaware LLC) 100% [Contact Energy Acq.]
04 EME SOUTHWEST POWER CORPORATION (Delaware corp) 100% [holds 100% of the issued and outstanding Class C shares of MEC International B.V. (0.01%)--see INTERNATIONAL section]
04        EME UK INTERNATIONAL LLC (Delaware LLC) 100% [holds 100% of the issued and outstanding Class B stock of MEC International
          B.V. (0.01%)--see INTERNATIONAL section]
03     MISSION ENERGY INDONESIA (Inactive)
03     MISSION ENERGY MEXICO (Inactive) formerly the branch office in
       Mexico (no partnership)
03     MISSION ENERGY NEW YORK, INC. (GP & LP)
04 Brooklyn Navy Yard Cogeneration Partners, LP (Delaware partnership) 50% [See 4.EME02]
          Address: Flushing Avenue, Cumberland Street, Building 41, Brooklyn, New York 11205
03     MISSION ENERGY WALES COMPANY
04        Mission Hydro Limited Partnership 30%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH
          England
05            EME Generation Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH
              England
06               Loyvic Pty Ltd. (Australia company) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40
                 City Road, South Melbourne, 3205 Victoria, Australia
07                  Energy Capital Partnership (Australia partnership) 1%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40
                    City Road, South Melbourne, 3205 Victoria, Australia
08                      Enerloy Pty Ltd. (Australia company) 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40
                        City Road, South Melbourne, 3205 Victoria, Australia
06               EME Victoria Generation Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London
                 W1X 5DH England
07                  Energy Capital Partnership (Australia partnership 98%
08                      Enerloy Pty Ltd. (Australia company) 100%
07                  Mission Energy Development Australia Pty Ltd. 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40
                    City Road, South Melbourne, 3205 Victoria, Australia
08                      Gippsland Power Pty Ltd 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40
                        City Road, South Melbourne, 3205 Victoria, Australia
09                         Loy Yang B Joint Venture 49% [See 4.EME12]
                           Address:  Bartons Lane, Loy Yang, Victoria,
                           Australia
06               Energy Capital Partnership (Australia partnership) 1%LP
07                  Enerloy Pty Ltd. (Australia company) 100%
06               First Hydro Holdings Company (Australia partnership) 99%
                 Address:  Lansdowne House, Berkeley Square, London
                 W1X 5DH England

07                  First Hydro Company 99% [See 4.EME16]
                    Address: Bala House, St. David's Park, Ewloe, Dlwyd, Wales CH5 3XJ
07                  First Hydro Finance plc 100%
                    Address:  Lansdowne House, Berkeley Square,
                    London W1X 5DH England
08                      First Hydro Company 1% [See 4.EME16]
                        Address:  Bala House, St. David's Park
                        Ewloe, Dlwyd, Wales CH5 3XJ
03     Mission Operations de Mexico, S.A. de C.V. 1%
       Address:  Bosques de Ciruelos No. 304 2 Piso, Colonia
       Bosques de las Lomas, 11700 Mexico Distrito Federal
03     MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP)
04        Triple Cycle Partnership (Texas G.P.) 50%
03     NORTH JACKSON ENERGY COMPANY (Inactive)
03     NORTHERN SIERRA ENERGY COMPANY (GP)
04        Sobel Cogeneration Company (general partnership) 50%
03     ORTEGA ENERGY COMPANY
03     PANTHER TIMBER COMPANY (GP)
04        American Kiln Partners, LP (Delaware limited partnership) 2%
03     PARADISE ENERGY COMPANY (Inactive)
03     PLEASANT VALLEY ENERGY COMPANY (GP)
04 American Bituminous Power Partners, LP (Delaware limited partnership) 0.5%; 50% w/Aguila
05            American Kiln Partners, LP (Delaware Limited
              Partnership) 0.5% of 53%
03     PRINCE GEORGE ENERGY COMPANY (LP)
04        Hopewell Cogeneration Limited Partnership (Delaware
          limited partnership) 24.75%
04        Hopewell Cogeneration Inc. (Delaware corporation) 25%
05            Hopewell Cogeneration Limited Partnership (Delaware
              limited partnership) 1%
03     QUARTZ PEAK ENERGY COMPANY (LP)
04        Nevada Sun-Peak LP (Nevada partnership) 50% [See 4.EME08]
03     RAPIDAN ENERGY COMPANY (GP)
04        Gordonsville Energy, LP (Delaware partnership) 1%;
          50% w/ Madison [See 4.EME04]
03     REEVES BAY ENERGY COMPANY (GP & LP)
04        North Shore Energy LP (Delaware partnership) 50%; 100%
          w/ Santa Clara
05            Northville Energy Corporation (New York corp.) 100%
03     RIDGECREST ENERGY COMPANY (GP)
04        Riverhead Cogeneration I, LP (Delaware partnership) 50%;
          100% w/ Centerport
03     RIO ESCONDIDO ENERGY COMPANY
03     RIVERPORT ENERGY COMPANY (GP & LP)
04        Riverhead Cogeneration II, LP (Delaware partnership) 50%;
          100% w/ San Pedro
03     SAN GABRIEL ENERGY COMPANY (Inactive)
03     SAN JOAQUIN ENERGY COMPANY (GP)
04        Midway-Sunset Cogeneration Company, LP 50%
03     SAN JUAN ENERGY COMPANY (GP)
04        March Point Cogeneration Company 50%
03     SAN PEDRO ENERGY COMPANY (GP)
04        Riverhead Cogeneration II, LP (Delaware partnership) 50%;
          100% w/ Riverport
03     SANTA ANA ENERGY COMPANY (GP)
04        Riverhead Cogeneration III, LP (Delaware partnership) 50%;
          100% w/ Indian Bay
03     SANTA CLARA ENERGY COMPANY (GP)
04 North Shore Energy, LP (Delaware partnership) 50%; 100% w/ Reeves Bay

05            Northville Energy Corporation (New York corp.) 100%
03     SILVERADO ENERGY COMPANY (GP)
04        Coalinga Cogeneration Company 50%
03     SILVER SPRINGS ENERGY COMPANY
04        Georgia Peaker, LP (Delaware limited partnership) 50%;
          100% w/ Lakeview
03     SONOMA GEOTHERMAL COMPANY (Inactive)
03     SOUTH COAST ENERGY COMPANY (GP)
04        Harbor Cogeneration Company 30% [See 4.EME05]
03     SOUTHERN SIERRA ENERGY COMPANY (GP)
04        Kern River Cogeneration Company (general partnership) 50%
03     THOROFARE ENERGY COMPANY (Inactive)
03     VIEJO ENERGY COMPANY (GP)
04        Sargent Canyon Cogeneration Company 50%
03     VISTA ENERGY COMPANY (New Jersey corporation) (Inactive)
03     WESTERN SIERRA ENERGY COMPANY (GP)
04        Sycamore Cogeneration Company (general partnership) 50%

EDISON MISSION ENERGY INTERNATIONAL COMPANIES:
04 MEC International B.V. (Netherlands corporation) (Holding Company 99.99% owned by Mission Energy Holdings International, Inc., a California corp. (owns 100% of
          Class A Shares) and 0.01% by EME UK International LLC,
          a Delaware LLC (owns 100% of Class B shares)
          Address: Apollolaan 15, 1077 AB Amsterdam, The Netherlands
05            Adelaide Ventures Ltd. (Cayman Island company) 100%
              Address: Walker House, Mary Street, P.O. Box 265GT, George Town, Grand Cayman, Cayman Islands
05            Beheer-en Beleggingsmaatschappij Botara B.V. (LYB
              Peakers Project) 100%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Valley Power Pty Ltd. (proprietary limited Australia company; LYB Peakers Project)
                 Address: Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria, Australia
05            Beheer-en Beleggingsmaatschappij Jydeno B.V. (Inactive)
              100%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands?
05            Edison Mission Advantage B.V. 100% (Inactive)
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands?
05 Edison Mission Energy Asia Pte Ltd. (Singapore private company limited by shares) 100% (EME's Regional Asia Pacific Headquarters)
              Address: 391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
06 Edison Mission Energy Asia Pacific Pte Ltd. (Singapore corporation) 100%
                 Address: 391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
06 Edison Mission Energy Fuel Company Pte Ltd. (Singapore corporation) 100%
                 Address: 391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
06               Edison Mission Operation & Maintenance Services Pte
                 Ltd 100%
                 Address: 391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
06 P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 99%
                 Address:  Jl. Gen. A Yani No. 54
                 Probolinggo, East Java, Indonesia
05 Edison Mission Energy International B.V. (Netherlands company) 99%

              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            Edison Mission Energy Services B.V. (Netherlands co.) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            Edison Mission Millennium B.V. (Netherlands company) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               EME Caliraya B.V. (formerly Beheer-en Beleggingsmaatschappij
                 Trepo B.V. 75%
                 Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands
07                  CBK Power Company Ltd. (Philippine LP) 49%
                    [not officially a partner yet]
                    Address: 1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City, Philippines
06               EME Kayalaan B.V. (formerly Beheer-en Beleggingsmaatschappij
                 Hagra B.V. 100%
                 Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands
07                  CBK Power Company Ltd. (Philippine LP) 1%
                    [not officially a partner yet]
                    Address: 1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City, Philippines
05            Edison Mission Operation & Maintenance Services B.V.
              (Netherlands company) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Edison Mission Operation & Maintenance (Thailand)
                 Company Limited 100%
                 Address:  7th Fl. Bubhajit Bldg., 20 North Sathorn
                 Road, Kwaeng Silom, Khet Bangrak, Bangkok
06               EME Philippines O&M Corporation (Philippines co.) 100%
                 Address: Unit 1105, Tower One, Ayala Triangle, Ayala Avenue, Makati City, Philippines
05            Edison Mission Wind Power Italy B.V. (formerly IVPC Energy
              5 B.V.) 100%
              Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands
06               Italian Vento Power Corporation 4 S.r.l. (joint venture) 50%
                 [See 4.EME22]
                 Address:  Via Circumvallazione, 54/h, 83100 Avellino, Italy
05            EME Atlantic Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London
              W1X 5DH England
06               EME Ascot Limited (UK company) 100% [Contact Energy
                 Project, 2nd Stage]
                 Address:  Lansdowne House, Berkeley Square, London
                 W1X 5DH England
07                  EME Buckingham Limited (UK company) 100% [Contact
                    Energy Project, 2nd Stage]
                    Address:  Lansdowne House, Berkeley Square, London
                    W1X 5DH England
08 EME Precision B.V. (Netherlands company) (formerly Beheer-en-Beleggingsmaatschappij Pylamo B.V.) 100% [Contact Energy Project, 2nd Stage]
                        Address:  Croeselaan 18, 3500 GT Utrecht,
                        The Netherlands
09 EME Universal Holdings (New Zealand company) 100% [Contact Energy Project, 2nd Stage]
                           Address:  Lansdowne House, Berkeley Square,
                           London W1X 5DH England
10 EME Pacific Holdings (New Zealand company) 100% [Contact Energy Project, 2nd Stage]
                              Address: IBM Centre, 171 Featherston Street, Wellington, New Zealand
11                               CONTACT ENERGY LIMITED (New Zealand company)
                                 (equity) 42.26% [See 4.EME10]
                                 Address:  Level 1, Harbor City Tower, 29
                                 Brandon Street, Wellington, New Zealand
05            EME Tri Gen B.V. 100%

              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Tri Energy Company Limited (Thai limited liability company) (Tri Energy Project) (equity) 25% [See 4.EME14]
                 Address:  1550 Grand, Amarin Tower, 16th Floor, New
                 Petchburi Road, Ratchathewi, Bangkok 10320 Thailand
05            EME Victoria B.V. 100% (Inactive)
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            Global Generation B.V. 100%
              Address: Apollolaan 15, 1077 AB Amsterdam, The Netherlands
06               Caresale Services Limited (UK LLC) 49%
                 Address:  Lansdowne House, Berkeley Square, London
                 W1X 5DH England
06 Edison First Power Holdings I (UK LLC) 100% [PowerGen project]
                 Address:  Lansdowne House, Berkeley Square, London
                 W1X 5DH England
07                  Caresale Services Limited (UK LLC) 51%
                    Address:  Lansdowne House, Berkeley Square, London
                    W1X 5DH England
07 Edison Mission Marketing and Services Limited (UK company) 100%
                    Address:  Lansdowne House, Berkeley Square, London
                    W1X 5DH England
07                  EME Finance UK Limited (UK LLC) 100%
                    Address:  Lansdowne House, Berkeley Square, London
                    W1X 5DH England
07                  EME International Dragon Limited (UK) 100%
                    Address:  Lansdowne House, Berkeley Square, London
                    W1X 5DH England
08                      Edison Mission Retail Pty Ltd. (Australian co.) 100%
                        Address: Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria, Australia
08 Edison Mission Utilities Pty. Ltd. (Australian company) 100%
                        Address: Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria, Australia
08                      South Australia Holdings Ltd. 100%
                        Address: Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria, Australia
09                         Edison Mission Ausone Pty Ltd. (Australian co.) 100%
                           Address: Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria, Australia
09                         EME Adelaide Energy Ltd. (UK company) 100%
                           Address: Lansdowne House, Berkeley Square, London W1X 5DH England
09                         EME Monet Ltd. (UK company) 100%
                           Address: Lansdowne House, Berkeley Square, London W1X 5DH England
10 Edison Mission De Laide Pty Ltd. (Australian company) 100%
                              Address: Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria, Australia
10 Edison Mission Vendesi Pty Ltd. (Australian company) 100%
                              Address: Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria, Australia
07                  Energy Generation Finance PLC (UK) 100%
                    Address:  Lansdowne House, Berkeley Square, London
                    W1X 5DH England
07                  Maplekey Holdings Limited (UK LLC) 100%
                    Address:  Lansdowne House, Berkeley Square, London
                    W1X 5DH England

08                      Maplekey UK Finance Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London
                        W1X 5DH England
09                         Maplekey UK Limited (UK LLC) 100%
                           Address:  Lansdowne House, Berkeley Square,
                           London W1X 5DH England
10                            Edison First Power Limited (Guernsey LLC)
                              100% [See 4.EME17]
                              Address:  Lansdowne House, Berkeley Square,
                              London W1X 5DH England
06               Redbill Contracts Limited (UK LLC) 100%
                 Address:  Lansdowne House, Berkeley Square, London
                 W1X 5DH England
05            Hydro Energy B.V. (Netherlands LLC) 10%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Iberica de Energias, S.A. (Spain corp) 96.65%
                 [See 4.EME18]
                 Address:  Paseo de Gracia 18, Planta 4, 08007,
                 Barcelona, Spain
07                  Electrometalurgica del Ebro, S.A. ("EMESA")
                    (Spain corporation) 91.32% [See 4.EME19]
                    Address:  Paseo de Gracia 18, Planta 4, 08007,
                    Barcelona, Spain
08                      Monasterio de Rueda, S.L. (Spain) 100%
                        Address:  Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
05            Iberian Hy-Power Amsterdam B.V. (Netherlands LLC) 100%
              Address:  Strawinskylaan 1725, Amsterdam, NOORD-HOLL
              1077 XX
06               EME Desarrello Espana S.L. 100%
                 Address:  Paseo de Gracia 18, 4o. Piso, 08007
                 Barcelona, Spain
06               Hydro Energy B.V. (Netherlands company) 90%
07                  Iberica de Energias, S.A. (Spain corporation)
                    96.65% [See 4.EME18]
08                      Electrometalurgica del Ebro, S.A. ("EMESA")
                        (Spain corporation) 91.32% [See 4.EME19]
09                         Monasterio de Rueda, S.L. (Spain) 100%
06               Iberica de Energias, S.A. (Spain corporation) 3.35%
                 [See 4.EME18]
07                  Electrometalurgica del Ebro, S.A. ("EMESA")
                    (Spain corporation) 91.32% [See 4.EME19]
08                      Monasterio de Rueda, S.L. (Spain) 100%
06               Saltos del Porma S.A.
                 Address:  Paseo de Gracia 18, 4o. Piso, 08007
                 Barcelona, Spain
05            Latrobe Power Pty. Ltd. (Australian corporation) 99%
              Address:  Southgate Complex, Level 20, HWT Tower, 40
              City Road, South Melbourne, 3205 Victoria, Australia
06               Mission Victoria Partnership (Australian partnership)
                 52.31% (100% w/ Traralgon PPL 46.69% and MEVALP 1%)
07                  Latrobe Power Partnership (Australian partnership) 99%
08                      Loy Yang B Joint Venture 51% [See 4.EME12]
                        Address:  Bartons Lane, Loy Yang, Victoria,
                        Australia
05            Loy Yang Holdings Pty Ltd (Australia corporation) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40
              City Road, South Melbourne, 3205 Victoria, Australia
06               Edison Mission Energy Holdings Pty Ltd (Australian
                 corporation) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40
                 City Road, South Melbourne, 3205 Victoria, Australia
07                  Edison Mission Energy Australia Ltd. (Australian
                    public company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40
                    City Road, South Melbourne, 3205 Victoria, Australia
08                      Latrobe Power Partnership (Australian ptnrshp) 1%
                        Address:  Southgate Complex, Level 20, HWT Tower,
                        40 City Road, South Melbourne, 3205 Victoria,
                        Australia
09                         Loy Yang B Joint Venture 51% [See 4.EME12]
07                  Edison Mission Energy Australia Pilbara Power
                    Pty Ltd. (Australia company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40
                    City Road, South Melbourne, 3205 Victoria, Australia
07                  Edison Mission Operation & Maintenance Kwinana Pty
                    Ltd. (Australia) 100% (Operator of Kwinana Project)
                    Address:  Southgate Complex, Level 20, HWT Tower, 40
                    City Road, South Melbourne, 3205 Victoria, Australia
07                  Edison Mission Operation & Maintenance Loy Yang Pty
                    Ltd. (Australian corporation) 100%
                    Address:  P.O. Box 1792, Traralgon, Victoria 3844,
                    Australia
07                  Mission Energy Holdings Superannuation Fund Pty
                    Ltd. (retirement fund required by Australia law) 100%
07                  Mission Energy (Kwinana) Pty Ltd. (Australia) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40
                    City Road, South Melbourne, 3205 Victoria, Australia
08                      Kwinana Power Partnership (Australian G.P.)
                        (equity) 1%
                        Address:  Level 23, St. Martins Tower
                        44 St George's Terrace, Perth WA 6000
09                         Perth Power Partnership 70% (Kwinana Project)
                           [See 4.EME11]
                           Address:  Level 23, St. Martins Tower
                           44 St George's Terrace, Perth WA 6000
06               Latrobe Power Pty. Ltd. (Australian corporation) 1%
07                  Mission Victoria Partnership (Australian
                    partnership) 52.31%
08                      Latrobe Power Partnership (Australian ptnrshp) 99%
09                         Loy Yang B Joint Venture 51% [See 4.EME12]
06               Mission Energy Ventures Australia Pty. Ltd. (Australian
                 company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40
                    City Road, South Melbourne, 3205 Victoria, Australia
07                  Mission Victoria Partnership (Australian ptnrshp) 1%
08                      Latrobe Power Partnership (Australian ptnrshp) 99%
09                         Loy Yang B Joint Venture 51% [See 4.EME12]
06               Traralgon Power Pty. Ltd. (Australian corporation) 1%
                 Address:  Southgate Complex, Level 20, HWT Tower,
                 40 City Road, South Melbourne, 3205 Victoria, Australia
07                  Mission Victoria Partnership (Australian partnership)
                    46.69%
08                      Latrobe Power Partnership (Australian ptnrshp) 99%
09                         Loy Yang B Joint Venture 51% [See 4.EME12]
05            MEC Esenyurt B.V. (Netherlands company) (Doga Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Doga Enerji Uretim Sanayi ve Ticaret Anonim Sirketi
                 (Turkish corp.) (Project company) 80% [See 4.EME23]
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8,
                 Esenyurt, Istanbul, Turkey
06               Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish
                 corporation) (Heat company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8,
                 Esenyurt, Istanbul, Turkey
06               Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation)

                 (O&M company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8,
                 Esenyurt, Istanbul, Turkey
05            MEC IES B.V. (Netherlands company) (ISAB Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               ISAB Energy Services s.r.l. 49% (services co ISAB
                 Project)
                 Address:  Ex S.S. 114km 146, 96100 Priolo G (SR),
                 Sicily, Italy
05            MEC India B.V. (Netherlands company) (Jojobera Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Edison Mission Energy Power (Mauritius corporation)
                 (Branch office in India)
                 Address:  Louis Leconte Street, Curepipe, Mauritius
05            MEC Indo Coal B.V. (Netherlands co.) (Adaro Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               P. T. Adaro Indonesia (equity) 10%
                 Address:  Suite 704, World Trade Centre, Jl. Jend.
                 Sudirman Kav. 31, Jakarta 12920 Indonesia
05            MEC Indonesia B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               P. T. Paiton Energy (Indonesia company) (equity)
                 (Paiton Project) 40% [See 4.EME13]
                 Address:  Menara Batavia, 8th Floor, Jl. K. H.
                 Mas Mansyur Kav. 126, Jakarta 10220 Indonesia
05            MEC International Holdings B.V. (Netherlands corp) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Edison Mission Energy International B.V. (Netherlands
                 company) 1%
06               MEC Esenyurt B.V. (Netherlands co.) (Doga Project) 1%
07                  Doga Enerji Uretim Sanayi ve Ticaret Anonim Sirketi
                    (Turkish corp.) (Project company) 80% [See 4.EME23]
07                  Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish
                    corporation) (Heat company) 80%
07                  Doga Isletme Bakim Ticaret L.S. (Turkish corporation)
                    (O&M company) 80%
06               MEC IES B.V. (Netherlands company) (ISAB Project) 1%
07                  ISAB Energy Services s.r.l. 49%
06               MEC India B.V. (Netherlands company) 1%
07                      Edison Mission Energy Power (Mauritius corporation)
06               MEC Indo Coal B.V. (Netherlands co.) (Adaro Project) 1%
07                  P. T. Adaro Indonesia (equity) 10%
06               MEC Indonesia B.V. (Netherlands company) 1%
07                  P. T. Paiton Energy (Indonesia company) (equity)
                    (Paiton Project) 40% [See 4.EME13]
06               MEC Laguna Power B.V. (Netherlands company) (Thailand
                 Project) 1%
07                  Gulf Power Generation Co. Ltd. (Bangkok corp.) 40%
06               MEC Perth B.V. (Netherlands company) (Kwinana Project) 1%
07                  Kwinana Power Partnership (Australian G.P.) (equity)
08                      Perth Power Partnership 70% (Kwinana Project)
                        [See 4.EME11]
06               MEC Priolo B.V. (Netherlands company) (ISAB Project) 1%
07                  ISAB Energy, s.r.l. (Italian J.V. company) (equity)
                    1% of 49% (quota, not shares) [See 4.EME21]
06               MEC San Pascual B.V. (Netherlands company) 1%
07                  San Pascual Cogeneration Company International B.V. 50%
08                      San Pascual Cogeneration Company (Philippines)
                        Ltd. (San Pascual Project) (equity) 1%GP and 74%LP
07                  Morningstar Holdings B.V. (formerly Beheer-en
                    Beleggingsmaatschappij Vestra B.V.) 50%
06               MEC Sidi Krir B.V. (Netherlands company) 1%
06               MEC Sumatra B.V. (Netherlands company) 1%

06               MEC Wales B.V. (Netherlands Company) 1%
07                  Mission Hydro Limited Partnership (UK LP)
08                      EME Generation Holdings Limited (UK Co.) 100%
09                         Loyvic Pty Ltd. (Australia company) 100%
10                            Energy Capital Partnership (Australia
                              partnership) 1%
11                               Enerloy Pty Ltd. (Australia co.) 100%
09                         EME Victoria Generation Limited (UK co.) 100%
10                            Energy Capital Partnership (Australia
                              partnership 98%
11                               Enerloy Pty Ltd. (Australia company) 100%
10                            Mission Energy Development Australia Pty Ltd.
11                               Gippsland Power Pty Ltd 100%
12                                   Loy Yang B Joint Venture 49% [See 4.EME12]
09                         Energy Capital Partnership (Australia
                           partnership) 1%LP
10                            Enerloy Pty Ltd. (Australia company) 100%
09                         First Hydro Holdings Company (Australia
                           partnership) 99%
10                            First Hydro Company 99% [See 4.EME16]
10                            First Hydro Finance plc
11                               First Hydro Company 1% [See 4.EME16]
06               Mission Energy Italia s.r.l. 10% (Office in Italy)
                 Address:  via Mar della Cina, 304, 00144 Rome, Italy
06               P.T. Edison Mission Operation and Maintenance
                 Indonesia (Indonesian company) 1%
                 Address:  Jl. Raya Surabaya Situbondo Km 141, P.O. Box
                 78, Paiton 67291, Probolinggo, East Java, Indonesia
05            MEC Laguna Power B.V. (Netherlands co) (Malaya Proj) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
                 Address:  888/101 Mahatun Plaza Tower, 10th Floor,
                 Ploenchit, Lumphini, Patumwan, Bangkok 10330
05            MEC Perth B.V. (Netherlands co.) (Kwinana Project) 99%
06               Kwinana Power Partnership (Australian G.P.)
                 (equity)
                 Address:  Level 23, St. Martins Tower
                 44 St George's Terrace, Perth WA 6000
07                  Perth Power Partnership 70% (Kwinana Project)
                    [See 4.EME11]
                    Address:  Level 23, St. Martins Tower
                    44 St George's Terrace, Perth WA 6000
05            MEC Priolo B.V. (Netherlands co.) (ISAB Project) 99%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               ISAB Energy, s.r.l. (Italian J.V. company) (equity)
                 99% of 49% (quota, not shares) [See 4.EME21]
                 Address:  Corso Gelone No. 103, Siracusa, Sicily, Italy
05            MEC San Pascual B.V. (Netherlands company) 99%
              Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
06               San Pascual Cogeneration Company International B.V. 50%
                 Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
07                  San Pascual Cogeneration Company (Philippines) Ltd
                    (San Pascual Project) (equity) 1%GP and 74%LP
                    Address:  Unit 1610/1611, Tower One, Ayala Triangle,
                    Ayala Ave, 1200 Makati City, Metro Manila, Philippines
06               Morningstar Holdings B.V. (formerly Beheer-en
                 Beleggingsmaatschappij Vestra B.V.) 50%
                 Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
05            MEC Sidi Krir B.V. (Netherlands company) 99%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            MEC Sumatra B.V. (Netherlands company) 99%

              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            MEC Wales B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06               Mission Hydro Limited Partnership 69%
                 Address:  Lansdowne House, Berkeley Square,
                 London, England W1X 5DH
07                  EME Generation Holdings Limited (UK company) 100%
                    Address:  Lansdowne House, Berkeley Square, London
                    W1X 5DH England
08                      Loyvic Pty Ltd. (Australia company) 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40
                        City Road, South Melbourne, 3205 Victoria, Australia
09                         Energy Capital Partnership (Australia ptnrshp) 1%
                           Address:  Southgate Complex, Level 20, HWT Tower,
                           40 City Road, South Melbourne, 3205 Victoria,
                           Australia
10                            Enerloy Pty Ltd. (Australia company) 100%
                              Address:  Southgate Complex, Level 20, HWT
                              Tower, 40 City Road, South Melbourne, 3205
                              Victoria, Australia
08                      EME Victoria Generation Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London
                        W1X 5DH England
09                         Energy Capital Partnership (Australia ptnrshp 98%
10                            Enerloy Pty Ltd. (Australia company) 100%
09                         Mission Energy Development Australia Pty Ltd. 100%
                           Address:  Southgate Complex, Level 20, HWT Tower,
                           40 City Road, South Melbourne, 3205 Victoria,
                           Australia
10                            Gippsland Power Pty Ltd 100%
                              Address:  Southgate Complex, Level 20, HWT
                              Tower, 40 City Road, South Melbourne, 3205
                              Victoria, Australia
11                               Loy Yang B Joint Venture 49% [See 4.EME12]
                                 Address: Bartons Lane, Loy Yang, Victoria,
                                 Australia
08                      Energy Capital Partnership (Australia ptnrshp) 1%LP
09                         Enerloy Pty Ltd. (Australia company) 100%
08                      First Hydro Holdings Company (Australia ptnrshp) 99%
                        Address:  Lansdowne House, Berkeley Square,
                        London W1X 5DH England
09                         First Hydro Company 99% [See 4.EME16]
                           Address:  Bala House, St. David's Park
                           Ewloe, Dlwyd, Wales CH5 3XJ
09                         First Hydro Finance plc 100%
                           Address:  Lansdowne House, Berkeley Square,
                           London W1X 5DH England
10                            First Hydro Company 1% [See 4.EME16]
                              Address:  Bala House, St. David's Park
                              Ewloe, Dlwyd, Wales CH5 3XJ
05 Mission Energy Company (UK) Limited (United Kingdom private limited company) 100%
              Address:  Lansdowne House, Berkeley Square,
              London W1X 5DH England
06 Derwent Cogeneration Limited (United Kingdom private limited liability company) (equity) 33% [See 4.EME15]
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X 5DH England
06 Edison Mission Energy Limited (UK private limited company) 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X 5DH England
06               Edison Mission Operation & Maintenance Limited (a
                 United Kingdom corporation) 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X 5DH England

06               Edison Mission Services Limited (UK private limited
                 company) 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X 5DH England
06               Mission Hydro (UK) Limited 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X 5DH England
07                  First Hydro Holdings Company 1%
08                      First Hydro Company 99% [See 4.EME16]
08                      First Hydro Finance plc 100%
09                         First Hydro Company 1% [See 4.EME16]
07                  Mission Hydro Limited Partnership 1%GP
08                      EME Generation Holdings Limited (UK co.) 100%
09                         Loyvic Pty Ltd. (Australia company) 100%
10                            Energy Capital Partnership (Australia
                              partnership) 1%
11                               Enerloy Pty Ltd. (Australia co.) 100%
09                         EME Victoria Generation Limited (UK co.) 100%
10                            Energy Capital Partnership (Australia
                              partnership 98%
11                               Enerloy Pty Ltd. (Australia co.) 100%
10                            Mission Energy Development Australia
                              Pty Ltd.
11                               Gippsland Power Pty Ltd 100%
12                                   Loy Yang B Joint Venture 49%
                                     [See 4.EME12]
09                         Energy Capital Partnership (Australia
                           partnership) 1%LP
10                            Enerloy Pty Ltd. (Australia company) 100%
09                         First Hydro Holdings Company (Australia
                           partnership) 99%
10                            First Hydro Company 99% [See 4.EME16]
10                            First Hydro Finance plc 99%
11                               First Hydro Company 1% [See 4.EME16]
06               Pride Hold Limited (United Kingdom corp.) 99%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X 5DH England
07                  Lakeland Power Ltd. (United Kingdom private
                    limited liability company) 100% [See 4.EME20]
                    Address:  Roosecote Power Station, Barrow-In-
                    Furness, Cumbria, England LA13 OPX
07                  Lakeland Power Development Company (UK corp.) 100%
                    Address:  Lansdowne House, Berkeley Square,
                    London W1X 5DH England
06               Rapid Energy Limited
                 Address:  Lansdowne House, Berkeley Square, London
                 W1X 5DH England
05            Mission Energy Italia s.r.l. 90% Rep Office in Italy
              Address: Villa Brasini, Via Flaminia 497, 00191 Rome Italy
05            Mission NZ Operations B.V. 100% (Inactive)
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05            Pride Hold Limited (United Kingdom corporation) 1%
              Address:  Lansdowne House, Berkeley Square,
              London W1X 5DH England
06 Lakeland Power Ltd. (United Kingdom private limited liability company) 100% [See 4.EME20]
                 Address: Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPX
06               Lakeland Power Development Company (UK corp.) 100%
                 Address:  Lansdowne House, Berkeley Square,
                 London W1X 5DH England
05            Rillington Holdings Limited (Gibraltar) (Inactive)
              Address:  57/63 Line Wall Road, Gibraltar

05            EcoElectrica S.a.r.l. (Luxemburg)
              Address:  10, rue Antoine Jans, L-1820 Luxembourg
06               EME del Caribe Holding GmbH (Austria)
                 Address:  4020 Linz, Landstrasse 12, Austria
07                  EME del Caribe (Cayman Islands)
                    Address:  First Floor, Caledonian House, Mary St,
                        George Town, Grand Cayman, Cayman Islands
08                      EcoElectrica Holdings, Ltd. (Cayman Islands) 50%
                        Address:  1350 GT, The Huntlaw Building, Fort
                        Street, Grand Cayman, Cayman Islands
09                         EcoElectrica Ltd. (Cayman Islands) 100%
                           Address:  1350 GT, The Huntlaw Building, Fort
                           Street, Grand Cayman, Cayman Islands
10                            EcoElectrica LP (Bermuda partnership)
                              (equity) 1% [See 4.EME09]
                              Address: Plaza Scotiabank, 273 Ponce de Leon Avenue, Suite 902, Hato Rey, Puerto Rico 00918
09                         EcoElectrica LP (Bermuda ptnrshp) (equity) 99%
                            [See 4.EME09]
                           Address:  Plaza Scotiabank, 273 Ponce de Leon
                           Avenue, Suite 902, Hato Rey, Puerto Rico 00918
05            Southwestern Generation B.V. 100%
              Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
05            Traralgon Power Pty. Ltd. (Australian corporation) 99%
              Address:  Southgate Complex, Level 20, HWT Tower,
              40 City Road, South Melbourne, 3205 Victoria, Australia
06 Mission Victoria Partnership (Australian partnership) 46.69% (100% w/ Latrobe PPL 52.31% and MEVALP 1%)
07                  Latrobe Power Partnership (Australian ptnrshp) 99%
08                      Loy Yang B Joint Venture 51% [See 4.EME12]

2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of 1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas. None of Claimant's subsidiaries, other than SCE, is a public utility company. SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

SCE owns and operates one diesel-fueled generating plant, 37 hydroelectric plants and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating Station. These plants are located in Central and Southern California. SCE has sold all of its oil and gas fueled generating plants. Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island. SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear Generating Station, located near Phoenix, Arizona, and an undivided 48% interest in Units 4 and 5 of the Four Corners Project, a coal-fueled steam electric generating plant in New Mexico, all of which are operated by other utilities. SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark County, Nevada. Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

SCE's transmission facilities consist of approximately 7,238.38 circuit miles of 33kV, 55kV, 66kV, 115kV and 161kV lines, 3,522.3 circuit miles of 220kV lines, and 1235.9 circuit miles of 500kV lines consisting of 998.9 miles in California, 125 miles in Nevada and 112 miles in Arizona. SCE's distribution facilities consist of approximately 60,786 overhead circuit miles and 33,081 underground circuit miles, and 563 distribution substations, all of which are located in California.

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

(a) NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.

Claimant:  None.
SCE:
(1)  83,435,111,000 kwh of electric energy sold at retail.
(2)  $7,313,847,669 of total revenues from such sales.

(b) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE IN WHICH EACH COMPANY IS ORGANIZED.

Claimant:  None.
SCE:  None.

(c) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1) 291,318,000 kwh of electric energy sold at wholesale outside of California or at the state line.
(2)  $41,626,670 of total revenues from such sales.

(d) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1) 2,525,034,635 kwh of electric energy purchased at wholesale outside of California or at the state line.
(2)  $146,825,356 of total expenses from such purchases.

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

(a) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

(b) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

(c) TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION;

AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

(d) CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

(e) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).

                                 EDISON CAPITAL

4.EC01  ELECTRICIDAD DE LA PAZ S.A. [FUCO]

(a) Electricidad de la Paz S.A. ("Electropaz"), Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia.

Electropaz's facilities consists of substations and distribution lines serving approximately 290,000 retail customers in La Paz and El Alto, Boliva. Electropaz does not own generation or transmission facilities.

(b) Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding Epsilon; Mission Funding Epsilon through its wholly owned subsidiary, Edison Capital International (Bermuda) Ltd. owns a 14% interest in Electropaz. Iberdrola II Investimentos Ltda is the majority owner of Electropaz; Banco Santander Central Hispanoamericano S.A. owns a 10% interest; and Paz Holdings Ltd. owns a 32.9% interest. The voting securities of Paz Holdings Ltd, 30.42%, are held by Edison Capital International (Bermuda) Ltd., with 43.22% held by Andes Energy XII Ltd. and 26.36% held by GE Capital Services Structured Finance Group, Inc. Andes Energy XII is wholly-owned by AIG-GE Capital Latin American Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd. holds an indirect 7.89% interest. Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c) Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison Capital International (Bermuda) Ltd., in the amount of $7.0 million.

(d)  Capitalization or total equity = $48,625,990
Net income after taxes for 2000 = $7,000,150

(e) There are no service, sales or construction contracts between Electropaz and any system company.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A. [FUCO]

(a) Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo"), Calle Junin No. 71, Casilla 53, Oruro, Boliva.

Elfeo's facilities used for the generation, transmission, or distribution of electric energy for sale consist primarily of substations and distribution lines serving approximately 40,600 retail customers in the cities of Oruro and Huaruni. Elfeo does not own generation or transmission facilities.

(b) Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding Epsilon; Mission Funding

Epsilon through its wholly owned subsidiary, Edison Capital International (Bermuda) Ltd. owns a 14% interest in Elfeo. Iberdrola II Investimentos Ltda. is the majority owner of Elfeo with 60.52% interest, and Paz Holdings Ltd. owns a 32.9% interest. The voting securities of Paz Holdings Ltd., 30.42%, are held by Edison Capital International (Bermuda) Ltd., with 43.22% held by Andes Energy XII Ltd. and 26.36% held by GE Capital Services Structured Finance Group, Inc. Andes Energy XII is wholly-owned by AIG-GE Capital Latin American Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd. holds an indirect 7.89% interest. Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c) Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison Capital International (Bermuda) Ltd, in the amount of $0.4 million.

(d)  Capitalization or total equity = $5,131,180
Net income after taxes for 2000 = $419,420

(e) There are no service, sales or construction contracts between Elfeo and any system company.

4.EC03  EPZ MISSION FUNDING MU TRUST [FUCO]

(a) EPZ Mission Funding MU Trust ("EPZMFMT") c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square, Wilmington, Delaware 19890-0004

EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Alpha, which owns 100% of Mission Funding Mu. EPZMFMT is a business trust created under the laws of the State of Delaware. Mission Funding Mu is the 100% beneficial owner of the beneficial interest in EPZMFMT, the foreign utility company. Wilmington Trust Company is the trustee of the Trust.

(c) Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000. Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding Alpha.

(d)  Capitalization or total equity = $13,000,000
Net income after taxes for 2000 = $981,605

(e)  There are no contracts between EPZ and any system company.

4.EC04  EPZ MISSION FUNDING NU TRUST [FUCO]

(a) EPZ Mission Funding Nu Trust ("EPZMFNT") c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square, Wilmington, Delaware 19890-0004

EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Delta, which owns 100% of Mission Funding Nu. EPZMFNT is a business trust created under the laws of the State of Delaware. Mission Funding Nu is the 100% beneficial owner of the beneficial interest in EPZMFNT, the foreign utility company. Wilmington Trust Company is the trustee of the Trust.

(c) Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000. Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission Housing Investments.

(d)  Capitalization or total equity = $29,250,000
Net income after taxes for 2000 = $2,212,318

(e)  There are no contracts between EPZ and any system company.

4.EC05  LAKOTA RIDGE LLC [EWG]

(a) Lakota Ridge, L.L.C. ("Lakota"), c/o Northern Alternative Energy, Inc., 333 Washington Avenue North, Suite 402, Minneapolis, MN 55401.

Lakota is an 11.25 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo Ridge in southwestern Minnesota, consisting of 15 Micon M1800 750 kW wind turbines atop tubular-type towers.

(b) Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison Capital owns 100% of Edison Funding Company. Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Lakota and Heller Financial, Inc. owns a 24.9% interest. Northern Alternative Energy owns 0.1% and is the manager of the Facility.

(c) Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,667,030.

(d)  Capitalization or total equity = $6,250,000
Net loss after taxes for 2000 = ($15,755)

(e) There are no service, sales or construction contracts between Lakota and any system company.

4.EC06  SHAOKATAN HILLS LLC [EWG]

(a) Shaokatan Hills L.L.C. ("Shaokatan"), c/o Northern Alternative Energy, Inc., 333 Washington Avenue North, Suite 402, Minneapolis, MN 55401.

Shaokatan is a 11.9 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo Ridge in southwestern Minnesota, consisting of 18 Vestas V-44 660 kW wind turbines atop tubular type towers.

(b) Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison Capital owns 100% of Edison Funding Company. Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Shaokatan and Heller Financial, Inc. owns a 24.9% interest. Northern Alternative Energy owns 0.1% interest and is the manager of the Facility.

(c) Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $5,161,500.

(d)  Capitalization or total equity = $6,882,000
Net income after taxes for 2000 = $50,606

(e) There are no service, sales or construction contracts between Shaokatan and any system company.

4.EC07  WOODSTOCK HILLS LLC [EWG]

(a) Woodstock Hills L.L.C. ("Woodstock"), 191 W. 5th Street, Cottonwood, MN
56229.

Woodstock is a 10.2 megawatt windpowered electric generation facility (the "Facility") located on the Buffalo Ridge in Southwestern Minnesota, consisting of 17 Vestas V-44 600 kW wind turbines atop tubular-type towers.

(b) Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison Capital owns 100% of Edison Funding Company. Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Woodstock and Heller Financial, Inc. owns a 24.9% interest. Woodstock owns a 0.1% interest and is the manager of the Facility.

(c) Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,200,000.

(d)  Capitalization or total equity = $5,600,000
Net loss after taxes for 2000 = ($331,933)

(e) There are no service, sales or construction contracts between Woodstock and any system company.

4.EC08  STORM LAKE PARTNERS I LLC [EWG]

(a) Storm Lake Power Partners I LLC ("Storm Lake"), 13000 Jameson Road, Tehachapi, CA 93561.

Storm Lake is a 112.5 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo Ridge in northwestern Iowa, consisting of 150 Zond, Z-50 750 kW wind turbines atop lattice towers.

(b) Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison Capital owns 100% of Edison Funding Company. Edison Funding Company, through its wholly owned subsidiary, Mission Iowa Wind Company, owns a 99% interest in Storm Lake and Enron Storm Lake I LLC owns 1.0% interest and operates the Facility.

(c) Edison Capital through its indirectly, wholly owned subsidiary, Mission Iowa Wind Company, made a capital contribution of $92,500,000.

(d)  Capitalization or total equity = $93,434,000
Net loss after taxes for 2000 = ($4,785,000)

(e) There are no service, sales or construction contracts between Storm Lake and any system company.

                              EDISON MISSION ENERGY

4.EME01  AUBURNDALE POWER PARTNERS, L.P. [EWG]

(a) Auburndale Power Partners, L.P. ("APP"), 1501 West Derby Avenue, Auburndale, FL 33823

Auburndale's facilities consist of a 150MW topping-cycle cogeneration facility fueled by natural gas. Electricity produced by the facility is sold to Florida Power Corporation and certain other wholesale purchasers. The facility also produces thermal energy, which is sold to Cutrale Citrus Juices, USA and Todhunter International, Inc. The facility is located near Auburndale in Polk County, Florida, and went into operation on July 1, 1994.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Devereaux Energy Company owned a 49% limited partnership interest in Auburndale Power Partners, L.P., and through its wholly owned subsidiary El Dorado Energy Company owned a 1% general partnership interest in Auburndale Power Partners, L.P. These interests were sold in June 2000 and this project will not appear in future U-3A-2 filings.

(c) Capital contributions were made by Edison Mission Energy through its subsidiaries Devereaux Energy Company in the amount of $35,280,000 and El Dorado Energy Company in the amount of $720,000, providing a total amount of $36,000,000.

(d)  Capitalization or total equity = $0
Net income after taxes for six months of 2000 = $193,608

(e) Edison Mission Operation & Maintenance, Inc. ("EMOM") operated this facility through June 2000. EMOM received $386,657 in compensation as operator in 2000.


4.EME02  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

(a) Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY"), Flushing Avenue, Cumberland Street, Building 41, Brooklyn, New York 11205

BNY's facilities consist of a 286MW combined cycle cogeneration facility located at Brooklyn Navy Yard Industrial Park in Brooklyn, New York.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration Partners, L.P., the exempt wholesale generator.

(c) Capital contribution made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., was in the amount of $12,758,043. BNY completed a $407 million permanent non-recourse financing for the project (the "Financing"). Edison Mission Energy agreed to indemnify BNY and its partners from all claims and costs arising from or in connection with certain construction litigation between BNY (and its partners) and PMNC, as contractor for BNY. Said indemnification has been assigned for the benefit of the senior lenders of the Financing. Mission Energy New York, Inc., entered into a Construction Loan Note (approximately $94 million) in favor of BNY to fund a portion of the project.

(d)  Capitalization or total equity = ($27,704,852)
Net loss after taxes for 2000 = ($3,947,311)

(e) Other than with respect to the Edison Mission Energy indemnity and the Construction Loan Note as listed in Item (c) above, there are no contracts between BNY and any system company.

4.EME03  COMMONWEALTH ATLANTIC L.P. [EWG]

(a) Commonwealth Atlantic Limited Partnership ("CALP"), 2837 South Military Highway, Chesapeake, VA 23323-0286

CALP is a 340 MW natural gas and distillate oil fired peaking power generation facility (the "Facility") selling power to Virginia Power. The Facility went into operation on June 4, 1992.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Hanover Energy Company owns Chickahominy River Energy Corp. which owns a 1% general partnership interest and a 49% limited partnership interest in CALP.

(c) Chickahominy River Energy Corp. made a capital contribution of $14,020,000 to CALP. Edison Mission Energy owns a 50% interest through its wholly owned subsidiary Hanover Energy Company, in CALP, which is the owner of the Facility.

(d)  Capitalization or total equity = $12,017,757
Net income after taxes for 2000 = $2,459,838

(e)  There are no contracts between CALP and any system company.

4.EME04  GORDONSVILLE ENERGY, L.P. [EWG]

(a) Gordonsville Energy, L.P. ("GELP"), 115 Red Hill Road, Gordonsville, VA
22942

GELP is a gas fired cogeneration facility with the anticipated net capacity during the winter months of 290 megawatts and 220 megawatts during the summer months. The electricity generated by the facility is sold to Virginia Electric & Power Company under two executed 30-year Power Purchase Agreements. The steam generated by the facility is sold to Rapidan Service Authority. This facility is located one mile southwest of Gordonsville, Virginia, in Louisa County. GELP went into operation on June 1, 1994.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Madison Energy Company ("Madison") owns a 49% limited partnership interest in GELP, and, through its wholly owned subsidiary Rapidan Energy Company ("Rapidan"), owns a 1% general partnership interest in GELP, the exempt wholesale generator.

(c) Madison made a capital contribution of $25,237,450 and Rapidan made a capital contribution of $515,050, providing a total amount of $25,752,500. As a condition to receiving the extension of credit necessary to develop GELP, Madison, Rapidan and Jefferson Energy Company ("Jefferson"), a wholly owned subsidiary of Edison Mission Energy which sold its interest to Northern Hydro Limited, entered into separate Equity Subscription Agreements with GELP with the condition that Edison Mission Energy guaranty the obligations under such agreements by entering into an Equity Subscription Agreement Guaranty for each of Madison, Rapidan and Jefferson in an amount not to exceed an aggregate of $55,250,000.

(d)  Capitalization or total equity = $30,031,420
Net income after taxes for 2000 = $4,431,965

(e) Edison Mission Operation & Maintenance, Inc. ("EMOM") operates this facility. EMOM received $716,028 in compensation as operator in 2000.


4.EME05  HARBOR COGENERATION COMPANY [EWG]

(a) Harbor Cogeneration Company ("Harbor"), 420 Henry Ford Avenue, Wilmington, CA 93210

Harbor, a California general partnership, was organized on March 12, 1987, and owns and operates an 80 MW cogeneration facility located in the Wilmington Oil Field, in California near the City of Long Beach.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of South Coast Energy Company, which owns 30% general partnership interests in Harbor, the exempt wholesale generator.

(c) Capital contributions were made by Edison Mission Energy through its subsidiary South Coast Energy Company in the amount of $3,577,468.

(d)  Capitalization or total equity = $30,434,963
Net income after taxes for 2000 = $6,682,940

(e) Edison Mission Marketing and Trading Co., a wholly owned subsidiary of Edison Mission Energy, provides services to Harbor, including marketing, trading and selling of Energy (as defined in the Energy Sales and Fuel Sales Agreement dated as of June 14, 1999, between Harbor Cogeneration Company and Edison Mission Marketing and Trading Co. (the "Agreement") and Ancillary Services (as defined in the Agreement) to third parties. As of December 31, 2000, Edison Mission Marketing and Trading Co. has received $0 in exchange for services provided to Harbor pursuant to the Agreement.

4.EME06  EME HOMER CITY GENERATION L.P. [EWG]

(a) EME Homer City Generation L.P. ("Homer City"), 1750 Power Plant Road, Homer City, PA 15748-8009

Homer City owns a 1,884 MW coal-fired generating station located in Indiana County, approximately 45 miles northeast of Pittsburgh, Pennsylvania.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Edison Mission Holdings Co.; Edison Mission Energy Holdings Co. owns 100% of EME Homer City Generation L.P. through its wholly owned subsidiaries Mission Energy Westside, Inc. and Chestnut Ridge Energy Company. Mission Energy Westside, Inc. owns a 1% general partnership interest in Homer City and Chestnut Ridge Energy Company. owns a 99% limited partnership interest in Homer City, the exempt wholesale generator.

(c) Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Energy Holdings Co. in the amount of $1,067,096,000.

Guarantees:
Edison Mission Holdings Co. closed a $1.1 billion financing and Edison Mission Energy closed a $700 million financing for the acquisition by Homer City, a partnership comprised of wholly-owned indirect subsidiaries of Edison Mission Energy, of the Homer City Electric Generation Station.

The Edison Mission Holdings Co. ("EM Holdings") financing is structured on a limited recourse basis, in which the lenders look primarily to the cash revenues of Homer City to repay the debt. In connection with the EM Holdings financing and the issuance of $830 million senior secured bonds by EM Holdings in May 1999, Edison Mission Energy entered into a Credit Support Guarantee under which Edison Mission Energy agreed to guarantee the payment and performance of the obligations of EM Holdings to the bond holders, banks and other secured parties which financed the acquisition of Homer City in an aggregate amount not to exceed approximately $42 million. This guarantee is to remain in place until December 31, 2001. In addition, to satisfy the requirements under the EM Holdings financing to have a Debt Service Reserve Requirement in an amount equal to six months' debt service projected to be due following the payment of a distribution, Edison Mission Energy entered into two Debt Service Reserve Guarantees under which Edison Mission Energy agreed to guarantee the payment and performance of the obligations of EM Holdings in the amounts of approximately $35 million under the bond financing and $3 million under the bank financing. The Edison Mission Energy financing consists of a 364 day interest only revolving credit facility which is structured on a recourse, unsecured basis.

Edison Mission Energy entered into a Guaranty dated as of August 1, 1998, wherein it guarantees all of the obligations of Mission Energy Westside, Inc. under the Asset Purchase Agreement.

(d)  Capitalization or total equity = $951,892,901
Net income after taxes for 2000 = $32,558,167

(e) Edison Mission Energy Services, Inc. (formerly Edison Mission Energy Fuel Services, Inc.) provides services to Homer City relating to arranging for the supply of fuel to the facility pursuant to the Fuel Services Agreement (the "Agreement") between Edison Mission Energy Services, Inc. and Homer City. As of December 31, 2000, Edison Mission Energy Services, Inc. has received payment in the amount of $0 for services provided pursuant to the Agreement.

Edison Mission Marketing & Trading Co.("EMMT"), an ultimately wholly owned subsidiary of Edison Mission Energy, has entered into an NOx Allowance Sales Agreement with Homer City, wherein EMMT is to purchase/sale from Homer City, NOx Allowances available to Homer City and as required for the use in the operation and maintenance of the Homer City facility. As of December 31, 2000, Homer City paid $1,200,000 to EMMT for NOx Allowances.

Edison Mission Marketing & Trading, Inc. ("EMMT"), an ultimately wholly owned subsidiary of Edison Mission Energy entered into an Energy Sales Agreement with Homer City, wherein EMMT shall purchase from Homer City energy (defined as electric energy, expressed in megawatt hours or capacity, of the character commonly known as three-phase, sixty hertz electric energy that is delivered at the nominal voltage of the delivery point). As of December 31, 2000, EMMT has paid $344,000 to Homer City for energy provided pursuant to the Agreement.

4.EME07  MIDWEST GENERATION, LLC. [EWG]

(a) Midwest Generation, LLC ("Midwest"), One Financial Place, 440 South LaSalle Street, Suite 3410, Chicago, IL 60605

Midwest owns and/or leases and operates 9,539 MW of generating capacity ("Facilities") acquired from Commonwealth Edison Company and sells electric energy at wholesale. Facilities consist of (1) six coal fired plants totaling 5,646 MW; (2) the 2,698 MW dual-fueled Collins Station in Morris, Illinois; and
(3) 71 dual-fueled peaking units at nine sites totaling 1,195 MW.

(a.1) The facilities consist of six coal-fired plants located in Illinois totaling 5,646 MW: 542 MW Crawford plant in Chicago 327 MW Fisk plant in Chicago 789 MW Waukegan plant in Waukegan 1358 MW Joliet plant in Joliet 1092 MW Will County plant in Lockport 1538 MW Powerton plant in Pekins

(a.2)  2,698 MW dual-fueled Collins Station in Morris, Illinois

(a.3) The peaking units are located at the Crawford, Fisk, Waukegan, Calumet, Joliet, Bloom, Electric Junction, Sabrooke, and Lombard Stations.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Midwest Generation EME, LLC; Midwest Generation EME, LLC owns 100% of Edison Mission Midwest Holdings Co. which owns 100% of Midwest, the exempt wholesale generator.

(c) Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Midwest Holdings Co. in the amount of $2,500,000,100.

Guarantees:
On March 22, 1999, Edison Mission Energy entered into agreements to acquire 100% of the fossil-fuel generating assets of Commonwealth Edison Company and to operate the plants, which are all located in Illinois. The closing of the transaction occurred on December 15, 1999. A list of Edison Mission Energy contingent liabilities relating to the transaction is set forth below:

(c.1) Guaranty of Edison Mission Energy in favor of Northern Illinois Gas Company, dated November 1, 1999 ("Guaranty"). The agreements listed below (the "Nicor Agreements") were assigned by Commonwealth Edison Company to Edison Mission Marketing and Trading, Inc., a wholly owned subsidiary of Edison Mission Energy, via an Assignment Agreement, dated November 1, 1999, between Edison Mission Marketing & Trading, Inc, Commonwealth Edison Company and Northern Illinois Gas Company in connection with the asset sale. The Guaranty executed by Edison Mission Energy guarantees Edison Mission Marketing & Trading, Inc.'s performance of the Nicor Agreements. The Guaranty contains a $10 million cap on Edison Mission Energy's liability. The Nicor Agreements were subsequently assigned by Edison Mission Marketing and Trading, Inc. to Midwest Generation, LLC, a wholly owned subsidiary of Edison Mission Energy, via an Assignment Agreement, dated December 13, 1999, between Edison Mission Marketing and Trading, Inc. and Midwest Generation, LLC. Under the terms of the Guaranty, Edison Mission Energy remains liable for Midwest Generation, LLC's performance of the Nicor Agreements. The Nicor Agreements include:

Collins Gas Service Agreement between Commonwealth Edison Company and Northern Illinois Gas Company, dated March 25, 1996;

Agency Agreement between Commonwealth Edison Company and Northern Illinois Gas Company, dated December 10, 1991;

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Gas Service Agreement between Commonwealth Edison Company and Northern Illinois
Gas Company, dated November 1, 1999;

Operational Balancing Agreement between Commonwealth Edison Company and Northern Illinois Gas Company, dated April 29, 1996;

Multiple Accounts Contract between Commonwealth Edison Company and Northern Illinois Gas Company, dated June 1, 1996; and

Critical Material Procurement Agreement between Commonwealth Edison Company and Northern Illinois Gas Company, dated July 1, 1999.

(c.2) Agency Agreement, dated as of December 15, 1999, between Commonwealth Edison Company, Edison Mission Midwest Holdings Co. and Edison Mission Energy, relating to the Coal Purchase Contract and the Railcar Lease Agreement ("Agency Agreement"). Pursuant to the Agency Agreement, Edison Mission Energy and its affiliates receive the benefits of and are responsible for the liabilities under the agreements listed below (the "Unassigned Agreements") to which Commonwealth Edison Company is a party. Commonwealth Edison Company acts as Edison Mission Energy's agent with respect to the Unassigned Agreements and Edison Mission Energy is responsible for 78% of Commonwealth Edison Company's costs in managing the Unassigned Agreements. The Unassigned Agreements include:

Amended and Restated Coal Purchase Contract between Commonwealth Edison Company and Decker Coal Company dated January 1, 1993, as further amended by Amendment No. 1 in 1993; Amendment No. 2 on June 16, 1994; Amendment No. 3 on May 1, 1995; Amendment No.4 on January 1, 1996; Amendment No. 5 on February 1, 1997; Amendment No. 6 on January 1, 1997; and Amendment No. 7 on February 1, 1999; and

Railcar Lease Agreement dated July 15, 1993, between Commonwealth Edison Company and Society National Bank and related documents.

(c.3) Guarantee, dated as of December 15, 1999 (the "Midwest Guarantee") by Midwest Generation, LLC ("Midwest") in favor of The Chase Manhattan Bank, as Administrative Agent under the Holdings Credit Agreement (as defined below). Edison Mission Midwest Holdings Co. ("Holdings"), certain lenders and The Chase Manhattan Bank, as Administrative Agent for such lenders entered into a credit agreement (the "Holdings Credit Agreement"), dated as of December 15, 1999, pursuant to which the lenders agreed to make loans to Holdings in an aggregate principal amount not to exceed $1,829,000,000. Under the Midwest Guarantee, Midwest absolutely and unconditionally guarantees the obligations of Holdings under the Holdings Credit Agreement.

(c.4) Lease Obligations Guarantee, dated as of December 15, 1999 (the "Lease Obligations Guarantee (T1)") by Holdings in favor of Collins Trust I. Collins Trust I and Collins Holdings EME, LLC ("Collins Holdings") entered into a Facility Lease Agreement (T1) (the "Facility Lease (T1)") and Collins Holdings entered into a Facility Sublease Agreement (T1) (the "Facility Sublease (T1)") with Midwest, each dated as of December 15, 1999. Under the Lease Obligations Guarantee (T1), Holdings unconditionally and absolutely guarantees the payment of rent, sublease rent and termination value under both the Facility Lease (T1) and the Facility Sublease (T1).

(c.5) Lease Obligations Guarantee, dated as of December 15, 1999 (the "Lease Obligations Guarantee (T2)") by Holdings in favor of Collins Trust II. Collins Trust II and Collins Holdings EME, LLC ("Collins Holdings") entered into a Facility Lease Agreement (T2) (the "Facility Lease (T2)") and Collins Holdings entered into a Facility Sublease Agreement (T2) (the "Facility Sublease (T2)") with Midwest, each dated as of December 15, 1999. Under the Lease Obligations Guarantee (T2), Holdings unconditionally and absolutely guarantees the payment of rent, sublease rent and termination value under both the Facility Lease (T2) and the Facility Sublease (T2).

(c.6) Lease Obligations Guarantee, dated as of December 15, 1999 (the "Lease Obligations Guarantee (T3)") by Holdings in favor of Collins Trust III. Collins

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Trust III and Collins Holdings EME, LLC ("Collins Holdings") entered into a
Facility Lease Agreement (T3) (the "Facility Lease (T3)") and Collins Holdings entered into a Facility Sublease Agreement (T3) (the "Facility Sublease (T3)") with Midwest, each dated as of December 15, 1999. Under the Lease Obligations Guarantee (T3), Holdings unconditionally and absolutely guarantees the payment of rent, sublease rent and termination value under both the Facility Lease (T3) and the Facility Sublease (T3).

(c.7) Lease Obligations Guarantee, dated as of December 15, 1999 (the "Lease Obligations Guarantee (T4)") by Holdings in favor of Collins Trust IV. Collins Trust IV and Collins Holdings EME, LLC ("Collins Holdings") entered into a Facility Lease Agreement (T4) (the "Facility Lease (T4)") and Collins Holdings entered into a Facility Sublease Agreement (T4) (the "Facility Sublease (T4)") with Midwest, each dated as of December 15, 1999. Under the Lease Obligations Guarantee (T4), Holdings unconditionally and absolutely guarantees the payment of rent, sublease rent and termination value under both the Facility Lease (T4) and the Facility Sublease (T4).

(c.8) Guaranty, dated as of December 15, 1999 (the "Midwest OP Lease Guaranty
(T1)") by Midwest in favor of Collins Generation I, LLC. Pursuant to the Midwest OP Lease Guaranty, Midwest guarantees the obligations of Collins Holdings under each Operative Documents to which it is a party. The "Operative Documents" for the purpose of this guarantee are: (i) the Facility Lease (T1), (ii) the Facility Sublease (T1), (iii) a Participation Agreement (T1), dated as of December 15, 1999, by and among Collins Holdings, Collins Trust I, Collins Generation I, LLC, the Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, Holdings, Midwest, Midwest Funding LLC, Bayerische Landesbank International S.A., Bayerische Landesbank Girozentrale and Citibank, N.A., as Holder Representative, (iv) a Facility Site Sublease Agreement (T1), dated as of December 15, 1999 between Collins Holdings and Collins Trust I, and
(v) a Facility Site Sub-Sublease Agreement (T1), dated as of December 15, 1999 between Collins Holdings and Midwest.

(c.9) Guaranty, dated as of December 15, 1999 (the "Midwest OP Lease Guaranty
(T2)") by Midwest in favor of Collins Generation II, LLC. Pursuant to the Midwest OP Lease Guaranty, Midwest guarantees the obligations of Collins Holdings under each Operative Documents to which it is a party. The "Operative Documents" for the purpose of this guarantee are: (i) the Facility Lease (T2),
(ii) the Facility Sublease (T2), (iii) a Participation Agreement (T2), dated as of December 15, 1999, by and among Collins Holdings, Collins Trust II, Collins Generation II, LLC, the Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, Holdings, Midwest, Midwest Funding LLC, Bayerische Landesbank International S.A., Bayerische Landesbank Girozentrale and Citibank, N.A., as Holder Representative, (iv) a Facility Site Sublease Agreement (T2), dated as of December 15, 1999 between Collins Holdings and Collins Trust II, and (v) a Facility Site Sub-Sublease Agreement (T2), dated as of December 15, 1999 between Collins Holdings and Midwest.

(c.10) Guaranty, dated as of December 15, 1999 (the "Midwest OP Lease Guaranty
(T3)") by Midwest in favor of Collins Generation III, LLC. Pursuant to the Midwest OP Lease Guaranty, Midwest guarantees the obligations of Collins Holdings under each Operative Documents to which it is a party. The "Operative Documents" for the purpose of this guarantee are: (i) the Facility Lease (T3),
(ii) the Facility Sublease (T3), (iii) a Participation Agreement (T3), dated as of December 15, 1999, by and among Collins Holdings, Collins Trust III, Collins Generation III, LLC, the Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, Holdings, Midwest, Midwest Funding LLC, Bayerische Landesbank International S.A., Bayerische Landesbank Girozentrale and Citibank, N.A., as Holder Representative, (iv) a Facility Site Sublease Agreement (T3), dated as of December 15, 1999 between Collins Holdings and Collins Trust III, and (v) a Facility Site Sub-Sublease Agreement (T3), dated as of December 15, 1999 between Collins Holdings and Midwest.

(c.11) Guaranty, dated as of December 15, 1999 (the "Midwest OP Lease Guaranty
(T4)") by Midwest in favor of Collins Generation IV, LLC. Pursuant to the

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Midwest OP Lease Guaranty, Midwest guarantees the performance by Collins
Holdings under each Operative Documents to which it is a party. The "Operative Documents" for the purpose of this guarantee are: (i) the Facility Lease (T4),
(ii) the Facility Sublease (T4), (iii) a Participation Agreement (T4), dated as of December 15, 1999, by and among Collins Holdings, Collins Trust IV, Collins Generation IV, LLC, the Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, Holdings, Midwest, Midwest Funding LLC, Bayerische Landesbank International S.A., Bayerische Landesbank Girozentrale and Citibank, N.A., as Holder Representative, (iv) a Facility Site Sublease Agreement (T4), dated as of December 15, 1999 between Collins Holdings and Collins Trust IV, and (v) a Facility Site Sub-Sublease Agreement (T4), dated as of December 15, 1999 between Collins Holdings and Midwest.

(c.12) Guaranty, dated as of December 15, 1999 (the "Midwest Lessor Lease Guaranty (T1)") by Midwest in favor of Collins Trust I. Pursuant to the Midwest Lessor Lease Guaranty, Midwest guarantees the performance by Collins Holdings under each Operative Document to which it is a party. The "Operative Documents" for the purpose of this guarantee are:(i) the Facility Lease (T1), (ii) the Facility Sublease (T1), (iii) a Participation Agreement (T1), dated as of December 15, 1999, by and among Collins Holdings, Collins Trust I, Collins Generation I, LLC, the Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, Holdings, Midwest, Midwest Funding LLC, Bayerische Landesbank International S.A., Bayerische Landesbank Girozentrale and Citibank, N.A., as Holder Representative, (iv) a Facility Site Sublease Agreement (T1), dated as of December 15, 1999 between Collins Holdings and Collins Trust I, and
(v) a Facility Site Sub-Sublease Agreement (T1), dated as of December 15, 1999 between Collins Holdings and Midwest.

(c.13) Guaranty, dated as of December 15, 1999 (the "Midwest Lessor Lease Guaranty (T2)") by Midwest in favor of Collins Trust II. Pursuant to the Midwest Lessor Lease Guaranty, Midwest guarantees the performance by Collins Holdings under each Operative Documents to which it is a party. The "Operative Documents" for the purpose of this guarantee are:(i) the Facility Lease (T2), (ii) the Facility Sublease (T2), (iii) a Participation Agreement (T2), dated as of December 15, 1999, by and among Collins Holdings, Collins Trust II, Collins Generation II, LLC, the Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, Holdings, Midwest, Midwest Funding LLC, Bayerische Landesbank International S.A., Bayerische Landesbank Girozentrale and Citibank, N.A., as Holder Representative, (iv) a Facility Site Sublease Agreement (T2), dated as of December 15, 1999 between Collins Holdings and Collins Trust II, and (v) a Facility Site Sub-Sublease Agreement (T2), dated as of December 15, 1999 between Collins Holdings and Midwest.

(c.14) Guaranty, dated as of December 15, 1999 (the "Midwest Lessor Lease Guaranty (T3)") by Midwest in favor of Collins Trust III. Pursuant to the Midwest Lessor Lease Guaranty, Midwest guarantees the performance by Collins Holdings under each Operative Documents to which it is a party. The "Operative Documents" for the purpose of this guarantee are:(i) the Facility Lease (T3),
(ii) the Facility Sublease (T3), (iii) a Participation Agreement (T3), dated as of December 15, 1999, by and among Collins Holdings, Collins Trust III, Collins Generation III, LLC, the Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, Holdings, Midwest, Midwest Funding LLC, Bayerische Landesbank International S.A., Bayerische Landesbank Girozentrale and Citibank, N.A., as Holder Representative, (iv) a Facility Site Sublease Agreement (T3), dated as of December 15, 1999 between Collins Holdings and Collins Trust III, and (v) a Facility Site Sub-Sublease Agreement (T3), dated as of December 15, 1999 between Collins Holdings and Midwest.

(c.15) Guaranty, dated as of December 15, 1999 (the "Midwest Lessor Lease Guaranty (T4)") by Midwest in favor of Collins Trust IV. Pursuant to the Midwest Lessor Lease Guaranty, Midwest guarantees the performance by Collins Holdings under each Operative Documents to which it is a party. The "Operative Documents" for the purpose of this guarantee are:(i) the Facility Lease (T4), (ii) the Facility Sublease (T4), (iii) a Participation Agreement (T4), dated as of December 15, 1999, by and among Collins Holdings, Collins Trust IV, Collins

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

Generation IV, LLC, the Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, Holdings, Midwest, Midwest Funding LLC, Bayerische Landesbank International S.A., Bayerische Landesbank Girozentrale and Citibank, N.A., as Holder Representative, (iv) a Facility Site Sublease Agreement (T4), dated as of December 15, 1999 between Collins Holdings and Collins Trust IV, and (v) a Facility Site Sub-Sublease Agreement (T4), dated as of December 15, 1999 between Collins Holdings and Midwest.

(c.16) Guarantee, dated as of December 15, 1999 (the "Holdings Guarantee") by Holdings in favor of Bayerische Landesbank International S.A ("Bayerische"). Under the Holdings Guarantee, Holdings guarantees the prompt payment in full when due of the reimbursement obligations of Midwest. Midwest has reimbursement obligations under each of (i) a Reimbursement Agreement I, dated as of December 15, 1999 between Bayerische and Midwest, pursuant to which Bayerische agreed to issue an irrevocable letter of credit up to an aggregate principal amount of $3,870,000; (ii) a Reimbursement Agreement II, dated as of December 15, 1999 between Bayerische and Midwest, pursuant to which Bayerische agreed to issue an irrevocable letter of credit up to an aggregate principal amount of $3,870,000;
(iii) a Reimbursement Agreement III, dated as of December 15, 1999 between Bayerische and Midwest, pursuant to which Bayerische agreed to issue an irrevocable letter of credit up to an aggregate principal amount of $3,870,000; and (iv) a Reimbursement Agreement IV, dated as of December 15, 1999 between Bayerische and Midwest, pursuant to which Bayerische agreed to issue an irrevocable letter of credit up to an aggregate principal amount of $3,870,000.

(c.17) On March 22, 1999 Commonwealth Edison Company and Edison Mission Energy entered into that certain Asset Sale Agreement wherein Edison Mission Energy agreed to unconditionally and irrevocably guarantee to Commonwealth Edison Company and all of its successors and assigns, the due and punctual performance by any assignee of all covenants, agreements, terms, conditions, undertakings, indemnities and other obligations to be performed and observed by such assignee under the Related Agreements (defined in the Asset Sale Agreement as Agency Agreement, Bill of Sale and Instrument of Assignment, the Confidentiality Agreement, the Easement Agreements, the Facilities Agreements, the Grant Deeds, the Instrument of Assumption, the Power Purchase Agreements and the Reproration Agreements).

Synthetic Lease

On June 10, 2000, Midwest Generation, LLC, ("Midwest Generation") completed an approximate $300 million synthetic lease transaction of the "on-site" and "off-site" peaking units acquired from Commonwealth Edison Company in December, 1999. Together, the on-site peakers and off-site peakers transferred by Midwest Generation consist of 70 combustion turbines and related equipment. The proceeds from the transaction were loaned by Midwest Generation to EME, and in exchange EME issued Midwest Generation an intercompany note in the same amount. Simultaneously, the 'lessor trust' leased the peaking units to Midwest Generation, as Lessee, for an approximate five-year term. EME, as guarantor, agreed to unconditionally guaranty Midwest Generation's obligations under the Synthetic Lease except for Midwest Generation's environmental obligations.

Leveraged Lease

On August 24, 2000, Midwest Generation entered into a sale-leaseback transaction with respect to the Powerton and Joliet power facilities to third party lessors. Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), Midwest Generation will make semi-annual lease payments on each January 2 and July 2, beginning January 2, 2001. Recourse to Midwest Generation under the leases is limited to amounts which would otherwise be distributable to Edison Mission Midwest Holdings Co. EME guaranteed the payments under a Guarantee dated August 24, 2000.

Midwest has loaned the aggregate proceeds from the sale of the facilities (Powerton and Joliet) to EME, for which EME executed promissory notes in favor of Midwest evidencing the indebtedness and promised to repay the principal

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amount in semi-annual installment (the "Intercompany Loan"). In consideration of the Intercompany Loan, EME issued a guaranty in favor of each of the four owner trust by which EME guarantees the payment by Midwest of all rent obligations under the leases. However, for as long as the Intercompany Loan is outstanding, EME's obligations under the guarantees with respect to terminoation value my be limited to the difference between termination value and project fail market value of the facility if:

(1)  an event of default occurs under any lease, and

(2)  either the owner trust or the lease indenture trustee, as the case may be,

(a)  terminates the applicable lease and takes possession of the facilities,

(b)  sells its interest in the facilities at public or private sale, or

(c) holds, keeps idle or leases to others its interest in the facilities, without first providing to Midwest and EME a written demand for payment of termination value.

Arising in connection with risk management activities

Midwest Generation engages in some energy trading and risk management transactions through Edison Mission Marketing & Trading, including purchases and sales of electricity, fuel, and emissions credits, and financial transactions for the purpose of hedging price risk on those commodities. Edison Mission Midwest Holdings has guaranteed the obligations of Edison Mission Marketing & Trading to various counterparties in connection with these transactions, and has also guaranteed some of our obligations with respect to gas purchase and transportation.

(d)  Capitalization or total equity = $2,508,019,423
Net income after taxes for 2000 = $15,360,183

(e) Edison Mission Marketing and Trading Co., a wholly owned subsidiary of Edison Mission Energy provides services to Midwest, including marketing, trading and selling of Energy pursuant to an Energy Sales Agreement, dated as of December 15, 1999. As of December 31, 2000, EMMT has received $1,443,000 in exchange for services provided to Midwest pursuant to the Agreement.

Services Agreements

Administrative services such as payroll, employee benefits programs and information technology, all performed by Edison International or Edison Mission Energy, are shared among all affiliates of Edison International, and the costs of these corporate support services are allocated to all affiliates, including Midwest Generation. Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor, including operating revenues, operating expenses, total assets and number of employees. In addition, Midwest Generation sometimes directly requests services of Edison International or Edison Mission Energy, and those services are performed for Midwest Generation's benefit. Labor and expenses of these directly requested services are specifically identified and billed at cost. Midwest Generation made reimbursements for the costs of these programs and other services, which amounted to $99.7 million for the nine months ended September 30, 2000.

Support Services Agreement

Midwest Generation entered into an agreement with Midwest Generation EME to provide support services, including construction and construction management, operations and maintenance management, technical services and training, environmental, health and safety services, administrative and IT support, and other managerial and technical services needed to operate and maintain electric power facilities. Under the terms of the agreement, Midwest Generation

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

reimburses Midwest Generation EME for actual costs incurred by functional area in providing support services, or in the case of specific tasks Midwest Generation requests, the amount negotiated for the task. Actual costs billable under this agreement for the nine months ended September 30, 2000, were $6.1 million.

Energy Purchase and Sales Agreement

Midwest Generation entered into an agreement with Edison Mission Marketing & Trading for the purchase and sale of energy. Under the terms of the agreement, Edison Mission Marketing & Trading ("EMMT") pays Midwest Generation for the actual price of energy contracted with third parties, less $.02/megawatt-hour. The amount paid or payable to EMMT under this agreement for the nine months ended September 30, 2000, was $0.5 million.

Services Agreement (Natural Gas)

Midwest Generation entered into an agreement with Edison Mission Marketing & Trading to provide services related to purchasing, transportation and storage of natural gas. Under the terms of the agreement, Midwest Generation pays Edison Mission Marketing & Trading a service fee of $0.02 for each MMBtu of natural gas delivered to Midwest Generation, plus the actual cost of the gas. The amount billable under this agreement for the nine months ended September 30, 2000, was $0.6 million.

Fuel Services Agreement

Midwest Generation entered into an agreement with Edison Mission Energy Services, Inc. to provide fuel and transportation services related to coal and fuel oil. Under the terms of the agreement, Midwest Generation pays Edison Mission Energy Services a service fee of $0.06 for each ton of coal delivered to Midwest Generation and $0.05 for each barrel of fuel oil delivered to Midwest Generation, plus the actual cost of the commodities. The amount billable under this agreement for the nine months ended September 30, 2000 was $0.7 million.


4.EME08  NEVADA SUN-PEAK LIMITED PARTNERSHIP [EWG]

     (a) Nevada Sun-Peak Limited Partnership, 200 South Virginia Street, Reno, Nevada 89501

Nevada Sun-Peak L.P. owns a three unit, natural gas and oil fired combustion turbine generation facility designed to produce a net output of approximately 210 MW. The combustion turbines (General Electric PG 7111-EA-CTGs) are capable of operating on either natural gas or No. 2 distillate fuel oil. The transmission facilities associated with the plant are owned by Nevada Power Company. The facility is located near Las Vegas, Nevada. Commercial operation began on June 8, 1991.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Quartz Peak Energy Company, which owns 50% of Nevada Sun-Peak Limited Partnership, the exempt wholesale generator.

     (c) The capital contribution of $8,125,500 was made by Quartz Peak Energy Company.

(d)  Capitalization or total equity = $11,588,902
Net income after taxes for 2000 = $1,487,501

(e)  There are no contracts between Nevada Sun-Peak and any system company.


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4.EME09  ECOELECTRICA LP [FUCO]

(a) EcoElectrica L.P., a Bermuda limited partnership ("EcoElectrica") Plaza Scotiabank, Suite 902, Avenida Ponce de Leon 273, Hato Rey, Puerto Rico

EcoElectrica owns and operates a liquefied natural gas marine unloading facility, two 1,000,000-barrel LNG storage tank, LNG vaporization equipment, an approximately 461 MW cogeneration power plant facility with two natural gas turbines and one steam turbine, and a desalination plant, located in Penuelas, Puerto Rico. EcoElectrica also will own and operate: a 2.3 mile, 230 kV transmission line connecting the power plant substation to an existing Puerto Rico Electric Power Authority ("PREPA") substation, a 1.2 mile, 24 inch diameter natural gas accumulator pipeline; a 3.5 mile, 10 inch diameter pipeline to supply liquefied petroleum gas ("LPG") to the facility, and a 1.1 mile, 6 to 8 inch diameter pipeline connecting the natural gas accumulator and PREPA's Costa Sur Power Plant. EcoElectrica became operational in March 2000.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC and EME Southwest Power Corporation, with each owning
 .01% of MECI; EME indirectly owns .01% of MECI through its wholly owned subsidiary, Edison Mission Project Co. which owns 100% of the Class D shares of MECI. MECI owns 100% of EcoElectrica S.a.r.l; EcoElectrica S.a.r.l. owns 100% of EME del Caribe Holding GmbH ("Caribe"); Caribe owns 50% of EcoElectrica Holdings, Ltd., which owns 100% of EcoElectrica Ltd. and 99%LP of EcoElectrica; EcoElectrica Ltd. owns 1%GP of EcoElectrica.

(c) Capital contributions were made by Edison Mission Energy through its subsidiary EcoElectrica s.a.r.l. in the amount of $256,376,254.

On December 23, 1998, a wholly-owned subsidiary of Edison Mission Energy, EME del Caribe, acquired a fifty-percent (50%) interest in EcoElectrica, L.P. which owns a 540 MW gas-fired cogeneration facility and a desalination plant and assorted facilities under construction in Penuelas, Puerto Rico
("EcoElectrica").

The following is a listing of the various obligations of Edison Mission Energy with respect to EcoElectrica:

Equity Support Guarantee - Edison Mission Energy was obligated to guarantee certain equity funding obligations of EcoElectrica, Ltd. and EcoElectrica Holdings, Ltd., both Cayman Island companies and partners in EcoElectrica, L.P. (collectively, the "Affiliate Companies"). The funding obligations are set forth in the Equity Funding Agreement dated as of October 31, 1997 among the Affiliate Companies, EcoElectrica, L.P., the project partnership, and the project's lenders.

Accordingly, Edison Mission Energy executed an Equity Support Guarantee dated December 23, 1998 under which it has guaranteed obligations of the Affiliate Companies under the Equity Funding Agreement, including the funding of one-half (approximately $33.5 million) of the required project equity contribution. The proceeds of the equity contribution are expected to be used to repay the construction loan.

Fuel Supply Interruption Reserve Guarantee - To ensure the availability of funds to purchase fuel in the event of an emergency or unforeseen circumstances, such as drastically higher fuel costs, EcoElectrica is required to fund from project cash flow a Fuel Supply Interruption Reserve Requirement ("FSIRR") into a Fuel Supply Interruption Reserve Sub-Account ("Fuel Reserve Sub-Account"). The FSIRR increases in amount until quarter 54 (13.5 years after the commercial operation date) and then decreases, in accordance with Schedule IX to the Credit Agreement.

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Edison Mission Energy has elected to provide a Fuel Supply Interruption Reserve
Guarantee in order that it may withdraw its share of funds from the Fuel Reserve Sub-Account. During each quarter that the FSIRR increases under Schedule IX, the funds deposited into the Fuel Reserve Sub-Account to meet the FSIRR can be withdrawn by Edison Mission Energy upon Edison Mission Energy providing an increase in the Guarantee equal to the amount withdrawn. Edison Mission Energy has executed a Master Guarantee Support Instrument dated December 23, 1998, by and among Edison Mission Energy, ABN Amro Bank N.V., as Administrative Agent, the Chase Manhattan Bank, as Collateral Agent, and the Chase Manhattan Bank, as Depository Agent. As Edison Mission Energy withdraws funds from the Fuel Reserve Sub-Account, it will execute a Master Guarantee Supplement which will indicate the amount withdrawn and supplement earlier amounts withdrawn and guaranteed by Edison Mission Energy.

Based on the project pro-forma at quarter 54, Edison Mission Energy will have withdrawn $9,071,500 from the Fuel Reserve Sub-Account and will have in place a Guarantee in the same amount. The Guarantee will be incrementally released as the amount of the FSIRR decreases after quarter 54 under Schedule IX.

UCCI Guarantee - EcoElectrica L.P. entered into an Option to Purchase Agreement with Union Carbide Caribe Inc. ("UCCI") under which EcoElectrica agreed to indemnify UCCI with respect to certain post-closing activities (property damage or personal injury) and environmental contamination on the plant site. This indemnity obligation was guaranteed by Enron Power Corp. and Kenetech Energy Systems Inc., ("KES") pursuant to a Guaranty dated November 25, 1997 (the "UCCI Guaranty").

Edison Mission Energy was required to execute a Guarantee Assumption Agreement under which Edison Mission Energy agreed to assume all of the obligations of KES under the UCCI Guaranty.

Although the indemnity obligation and thus Edison Mission Energy's potential exposure under the UCCI Guaranty is unlimited, the maximum potential pollution risk exposure is believed by environmental experts to be in the $6 million to $7 million range. EcoElectrica is managing this risk through a $70 million EcoElectrica environmental insurance policy from AIG.

Dynegy Letter of Credit Guarantee - Edison Mission Energy and Enron Corp., on April 17, 2000, each, to the extent of 50%, guaranteed the obligations of EcoElectrica (the "Guaranty") under an Application and Agreement for Standby Letter of Credit dated June 30, 1999 between EcoElectrica and Bank of America, N.A., in an amount not to exceed $5,500,000 (the "Letter of Credit"). The Letter of Credit was issued in favor of Dynegy Global Liquids, Inc. to guarantee EcoElectrica's obligations under the Propane Purchase Contract between EcoElectrica and Dynegy Global Liquids, Inc. dated March 21, 1999. Edison Mission Energy's obligation under the Guaranty is limited to $2,750,000 together with 50% of other amounts due under the Letter of Credit, including interest, indemnities and reasonable costs. On August 31, 2000, the Letter of Credit was retired and EME's obligations under the Guaranty were terminated.

(d)  Capitalization or total equity = $30,003,000
Net loss after taxes for 2000 = ($2,592,500)

(e) Assignment and Assumption Agreement: On October 31, 1997, KES Bermuda, Inc. and EcoElectrica, L.P. entered into that certain Administrative Services Agreement pursuant to which KES receives a fee, plus expense reimbursement in return for providing advisory services to EcoElectrica. As of December 23, 1998, KES assigned its rights, title and interests under said agreement to EME del Caribe. As of December 31, 2000, Caribe has received $530,553 for providing services to EcoElectrica.

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4.EME10  CONTACT ENERGY LIMITED [FUCO]

(a) Contact Energy Limited ("Contact"), Level 1, Harbour City Tower, 29 Brandon Street, Box 10-742, Wellington, New Zealand

In March 1999, Edison Mission Energy Taupo Ltd.("EME Taupo"), an indirectly, wholly owned subsidiary of Edison Mission Energy ("EME") entered into agreements with the government of New Zealand to acquire 40% of Contact. Contact owns and operates hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand with a total generating capacity of 2,449 MW. Contact also supplies gas and electricity to customers in New Zealand and has minority interest in one power project in Australia. The acquisition was conditioned on the New Zealand government completing an initial public offering of the remaining 60% of Contact, which occurred in mid-May 1999.

In December 2000, EME Taupo transferred its 40% interest in Contact to EME Pacific Holdings, an indirect, wholly owned subsidiary of EME as part of a global restructuring of EME's investment in Contact (the "Transfer"). In connection with the Transfer, EME entered into a further Deed of Covenant in favor of the institutional subscriber of $160 million of the preferred stock issued by EME Taupo in May 1999. This further Deed of Covenant requires EME to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New Zealand Inland Revenue Department ceases to apply as a direct result of the Transfer. The amount of any compensation that may become payable by EME under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been in had the private binding ruling continued to apply.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.("MEH") which directly owns 99.97% of MEC International B.V. ("MECI"); MEH indirectly owns .02% of MECI through its wholly owned subsidiaries EME Southwest Power Corporation and EME UK International LLC as each own .01% of MECI; EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares of MECI; MECI owns 100% of EME Atlantic Holdings, which owns 100% of EME Ascot Ltd., which owns 100% of EME Buckingham Limited, which owns 100% of EME Precision B.V., which owns 100% of EME Universal Holdings, which owns 100% of EME Pacific Holdings, which owns 42.26% of Contact, the foreign utility company.

(c) Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Energy Global Management, Inc., in the amount of $296,519,856.

Guarantees:
As security for Edison Mission Energy's obligations to close the acquisition, Edison Mission Energy caused to be delivered letters of credit (the "Contact Letters of Credit") in the face amount of $625,000,000. In connection with the delivery of the Contact Letters of Credit, Edison Mission Energy executed and delivered its guaranty of repayment in favor of the Contact Letters of Credit issuers in the event of any draws thereunder. The Contact Letters of Credit were cancelled and returned to Edison Mission Energy upon the close of the two financings discussed below.

In May 1999, Edison Mission Energy Global Management, Inc. ("EME Global"), a wholly owned subsidiary of Edison Mission Energy, issued $120 million of preferred stock in connection with the acquisition of Contact. Edison Mission Energy entered into a Support Agreement with EME Global that requires Edison Mission Energy to make capital contributions to EME Global in order for it to maintain a positive net worth and to provide sufficient funds for payment of declared dividends on preferred stock and any redemption price in respect of the preferred stock. Edison Mission Energy's maximum obligation under the Support Agreement is limited to either (A) an amount equal to twice the sum of (i) the liquidation preference of the preferred stock (currently approximately $240 million) and (ii) the liquidation preference on all outstanding preferred stock of EME Global ranking pari passu with the preferred stock (currently zero) or

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(B) the amount that Edison Mission Energy could lawfully distribute to its shareholder (Edison International) under the General Corporation Law of the State of California (approximately $278 million as of June 30, 1999).

In connection with the acquisition of Contact, in May 1999, EME Taupo issued NZ$400 million of preferred stock. EME entered into three Deeds of Covenant. The first Deed of Covenant (Facility Agreement) is in favor of Edison Contacts Investments Limited ("ECI", a special purpose company through which CSFB and other financiers have provided financial accommodation to EME Taupo) as a lender and requires EME to provide funds (A) of up to NZ$13 million annually if required to ensure EME Taupo's payment obligations to ECI are met in respect of interest and dividends and (B) to ensure that EME Taupo satisfies certain financial ratios. The second and third Deeds of Covenant (Subscription Agreement) require EME to provide funds to the Preferred Stock Subscribers to compensate for any shortfall in attaching tax imputation credits to the dividends on the preferred stock.

EME Taupo has obligations to put up cash or other security, such as a Letter of Credit if the 15-day average of the closing share price of Contact falls below NZ$2.55 on any date from May 14, 2000 to June 30, 2003. Although this is not an obligation of EME, EME will provide EME Taupo with sufficient funds or credit support to meet this obligation, if required. The amount of this obligation will not exceed approximately US$15 million.

In December 2000, EME Taupo transferred its 40% interest in Contact to EME Pacific Holdings, an indirect, wholly-owned subsidiary of EME as part of a global restructuring of EME's investment in Contact (the "Transfer"). In connection with the Transfer, EME entered into a further Deed of Covenant in favour of the institutional subscriber of $160 million of the preferred stock issued by EME Taupo in May 1999. This further Deed of Covenant requires EME to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New Zealand Inland Revenue Department ceases to apply as a direct result of the Transfer. The amount of any compensation that may become payable by EME under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been in had the private binding ruling continued to apply.

(d)  Capitalization or total equity = $295,677,924
Net income after taxes for 2000 = $15,004,074

(e) There are no service, sales or construction agreements between Contact and any system company.


4.EME11 PERTH POWER PARTNERSHIP [FUCO] - SUCCESSOR OF INTEREST TO KWINANA POWER PARTNERSHIP ("KPP")

(a) Perth Power Partnership ("PPP") (formerly Kwinana Power Partnership), c/o Edison Mission Energy Holdings Pty. Ltd., Southgate Complex Level 20, HWT Tower, 40 City Road, South Melbourne, Australia

PPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a 116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with KPP's wholesale purchaser, Western Power Corporation. KPP commenced operation in December 1996.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries

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EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MECI directly owns 99% of MEC Perth B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Perth B.V.; MEC Perth B.V. owns 99% of PPP, the foreign utility company. MECI also directly owns 100% of Loy Yang Holdings Pty Ltd, which owns 100% of Edison Mission Energy Holdings Pty Ltd, which owns 100% of Mission Energy (Kwinana) Pty Ltd, which owns the remaining 1% of PPP, the foreign utility company.

(c) The only outstanding guarantee by EME or a subsidiary in relation to PPP is the Guarantee and Indemnity (MOMI Guarantee) dated 21 March, 1995, between Kwinana Power Partnership and Edison Mission Operation & Maintenance, Inc. (assigned to PPP on the 11th August, 2000). The MOMI Guarantee is given to EMOMI to guarantee the operations of Edison Mission Operations(Kwinana) Pty Ltd under the Kwinana Operation and Maintenance Agreement dated 21 March, 1995.

(d)  Capitalization or total equity = $12,715,744
Net income after taxes for 2000 = $9,539,057

(e) The Administrative Support Agreement dated March 21, 1995, between Edison Mission Energy Holdings Pty Limited and Kwinana Power Partnership (assigned to Perth Power Partnership pursuant to Assumption Deed dated August 8, 2000). Under the ASA, EMEH agrees to provide personnel and administrative support, (e.g., accounting, banking and tax, business promotion) to KPP to assist KPP in fulfilling its obligations under the Syndicated Project Facility Agreement dated March 21, 1995.

The Operation and Maintenance Agreement (the "OMA") between Edison Mission Operations (Kwinana) Pty Limited and Kwinana Power Partnership dated March 21, 1995 (amended and restated pursuant to Deed of Amendment and Restatement dated August 7, 2000, and assigned to PPP on August 11, 2000.) The OMA appoints an indirect, wholly owned subsidiary of MECI, Edison Mission Operation (Kwinana) Pty Ltd ("EMOK") to operate and maintain the Kwinana cogeneration plant and equipment. EMOK received $331,683 in compensation as operator in 2000.

Under the Professional and Administrative Services Agreement between Edison Mission Operations (Kwinana) Pty Limited and Edison Mission Energy Holdings Pty Limited dated March 17, 1995 (the "PASA"), EMEH agrees to provide professional and administrative services (e.g., accounting, banking and tax, business promotion) and staff to EMOK to assist EMOK in fulfilling its obligations under the OMA. EMEH received $0 in compensation under the PASA in 2000.

Under the Technical Support Agreement ("TSA") between Edison Mission Operation and Maintenance, Inc and Edison Mission Operations (Kwinana) Pty Limited dated March 17, 1995, EMOMI provides technical support, (i.e., personnel and knowledge) to EMOK to enable EMOK to comply with its obligations under the OMA. EMOMI received $0 in compensation under the TSA in 2000.

4.EME12  LOY YANG B JOINT VENTURE [FUCO]

(a) Loy Yang B Joint Venture ("LYBJV"), Bartons Lane, Loy Yang, Victoria, Australia 3844

LYBJV owns two coal-fired generating units with generator name plate ratings of 500,000 kW each, located in the Latrobe Valley in the State of Victoria, Australia. Unit 1 began commercial operation on September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

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

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MECI, through wholly owned subsidiaries of Edison Mission Energy, collectively owns 100% of the interests in Loy Yang B Joint Venture, the foreign utility company, as explained below.

The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns the 51% interest. LPP is 1% owned by Edison Mission Energy Australia Ltd. (the managing general partner) and 99% owned by Mission Victoria Partnership (a general partner).

Edison Mission Energy Australia Ltd. is wholly owned by Edison Mission Energy Holdings Pty Ltd, which is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner). Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 99% by MEC International B.V. and 1% by Loy Yang Holdings Pty Ltd. Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang Holdings Pty Ltd, which is owned as described above. Gippsland Power Pty Ltd. owns the remaining 49% in Loy Yang B Joint Venture. Gippsland is 100% owned by Mission Energy Development Australia Pty Ltd., which is 100% owned by EME Victoria Generation Ltd. (a UK company), which is 100% owned by EME Generation Holdings Ltd. (a UK company), which is 100% owned by Mission Hydro Limited Partnership (a UK company) which is 69% owned by MEC Wales BV (a Dutch company), 30% owned by Mission Energy Wales Company and 1% owned by Mission Hydro (UK) Limited. All three partners to Mission Hydro Limited Partnership are 100% directly or indirectly owned by Edison Mission Energy.

(c) Edison Mission Energy, through its indirect and direct subsidiaries, closed financing of $964 million (the "Financing") for the purchase of the remaining 49% of LYBJV. The Financing consists of (i) a 15 year interest-only term facility, (ii) a 20 year amortizing term facility with principal and interest payments scheduled quarterly commencing September 30, 1998, and (iii) a working capital facility with a term equal to that of the 20 year amortizing term facility. The Financing was structured on a non-recourse basis. Lenders look solely to the cash proceeds of LYBJV to repay the debt and have taken a security interest in the LYBJV.

In the document between Edison Mission Energy and the Bank Group entitled "MEC Undertaking," Edison Mission Energy is obligated (i) to support all performance obligations of EME Management Australia Pty Ltd ("MEMA") (the operator under the Operations & Maintenance Agreement ("O&M Agreement") and (ii) to provide up to 5,000,000 Australian Dollars in any year to MEMA in the event that MEMA incurs certain liabilities under the O&M Agreement.

LPP's and Gippsland's capital contribution = $78,412,225

(d) LPP's and Gippsland's Equity = $77,744,929 LPP's and Gippsland's Net Income after taxes for 2000 = $30,781,680

(e) An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance Loy Yang Pty Ltd. operates the generating plant pursuant to an amended operating and maintenance contract. The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy Holdings Pty Ltd. As operator, Edison Mission Operation &

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Maintenance Loy Yang Pty Ltd. performs the following services: management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

4.EME13  P. T. PAITON ENERGY [FUCO]

(a) P. T. Paiton Energy ("Paiton"), Mid Plaza 2, 15th Floor, Jl. Jend. Sudirman Kav. 10-11, Jakarta 10220 Indonesia

Paiton's facilities consist of two coal-fired electric generating units in Paiton, Indonesia, on the northeast Java coast, both of which have achieved commercial operation during 1999. Each unit has a nominal net design capacity of 605MW and is comprised of a boiler and steam turbine generator with ancillary facilities. The two units share a control room.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MECI directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 40% of P. T. Paiton Energy, the foreign utility company.

(c) Capital contribution made by Edison Mission Energy through MEC Indonesia B.V. to Paiton was in the amount of $125,694,200. Edison Mission Energy and its wholly owned affiliates, MEC Indonesia B.V., MEC International B.V., and MEC International Holdings B.V. ("Mission Affiliates") have undertaken the following obligations:

Equity Support Guarantee. Edison Mission Energy and the Mission Affiliates have guaranteed payment of 47.06% of Paiton's obligations to contribute base equity, overrun equity and contingent overrun equity to the Paiton Project. Edison Mission Energy and the Mission Affiliates' obligations are $320,008,000 (as of December 31, 2000, these obligations have been fully funded), for base equity, $82,355,000 for overrun equity (as of December 31, 2000, this obligation has been fully funded) and $58,825,000 for contingent overrun equity (as of December 31, 2000, $19,302,081 of this obligation has been funded). The total Edison Mission Energy/Mission Affiliates' commitment is $461,200,000.

(c.1) Overrun Equity. Overrun Equity in the amount of $82,355,000 (Edison Mission Energy/Mission Affiliates' portion) is for costs incurred by the Paiton Project that were not included in the project budget and not otherwise covered by third parties such as insurers or the construction contractor.

(c.2) Contingent Overrun Equity. Contingent Overrun Equity in the amount of $58,825,000 (Edison Mission Energy/Mission Affiliates' portion) will be utilized on the same basis as Overrun Equity once the Overrun Equity has been fully utilized.

(c.3) BHP Loans. Edison Mission Energy has agreed to lend 47.06% of the equity required to be contributed by P.T. Batu Hitam Perkasa, an Indonesian limited liability company, and 15% shareholder in Paiton (the "BHP Loans"). The BHP Loans are to be repaid out of Paiton dividends, carry an interest rate of Libor plus 2.25%, a term of 20 years. The BHP Loan obligation is included in Edison Mission Energy's Equity Support Agreement commitment and accounts for $21,459,360 of that obligation. This obligation has been fully funded.

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(d)  Capitalization or total equity = $343,398,519
Net income after taxes for 2000 = $46,113,898

(e.1) Edison Mission Energy Asia Pte. Ltd., the wholly owned Singapore corporation of MEC International B.V., has entered into an Operation and Maintenance Agreement with Paiton to provide operation and maintenance services. The services under the Operation and Maintenance Agreement have been assumed by P.T. Edison Mission Operation & Maintenance Indonesia, another indirect subsidiary of Edison Mission Energy. PTEMO&M has received $6,080,055 net income after taxes in 2000.

(e.2) Mission Energy Construction Services, Inc. ("MECSI"), a wholly owned subsidiary of Edison Mission Energy, entered into a Secondment Agreement with Paiton on April 20, 1995 ("Agreement"). MECSI is to recruit and second appropriate personnel to Paiton in connection with the construction of the Paiton facility. MECSI will receive compensation in the amount of $25,000 from Paiton for the provision of seconded personnel. MECSI executed a letter of confirmation relating to the Agreement on April 21, 1995, which states that in the event the salaries, benefits, wages, taxes and expenses ("Costs") of the seconded personnel equal an amount less than $6.975 million at the beginning of the 59th month following the commencement of construction under the construction contract, Paiton is to immediately pay the difference to MECSI or its designee in US dollars. In the event the Costs exceed $6.975 million, then MECSI shall pay to Paiton the amount of such overage.

(e.3) MECSI and Paiton entered into an Owner Representative Agreement on March 31, 1995, wherein MECSI is authorized to represent Paiton with regard to overseas suppliers and procurement on the construction of the facility and interface with the contractor and Perussahan Umum Listrik Negara, the Indonesian state-owned utility, on technical, budgeting, and scheduling matters. Under this agreement, MECSI is to receive compensation in the amount of $8 million payable in arrears in accordance with a schedule attached to the Owner Representative Agreement.

4.EME14  TRI ENERGY COMPANY LIMITED [FUCO]

(a) Tri Energy Company Limited, 16th Floor, Grand Amarin Tower, New Petchburi Road, Ratchathewi, Bangkok 10320 Thailand

Tri Energy's facilities consist of a 700MW gas turbine combined cycle facility located in Ratchaburi Province, West of Bangkok, Thailand, and interconnection equipment necessary to connect the facility with the company's wholesale purchaser, the Electricity Generating Authority of Thailand.

Tri Energy became operational on June 30, 2000.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MECI owns 100% of EME Tri Gen B.V., which owns 25% of Tri Energy Company Limited, the foreign utility company.

(c) Capital contributions were made by Edison Mission Energy through its subsidiary EME Tri Gen B.V. in the amount of $23,289,420.

(d)  Capitalization or total equity = $23,457,686
Net income after taxes for 2000 = $168,266

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(e) EME Asia Pacific Pte. Ltd. ("EME Asia") and Tri Energy Company Limited
("TECO") have entered into an Onshore Service Agreement and an Offshore Service Agreement. Under the Onshore Service agreement, EME Asia is to provide managerial, professional and technical services within Thailand to TECO for a fixed annual fee of 6,000,000 Baht. Under the Offshore Service agreement, EME Asia is to provide managerial, professional and technical services outside of Thailand on an hourly fee basis. As of December 31, 2000, EME Asia has received payment of $82,234.

4.EME15  DERWENT COGENERATION LIMITED [FUCO]

(a) Derwent Cogeneration Limited ("Derwent"), Lansdowne House, Berkeley Square, London W1X5DH England

The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MECI owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent Cogeneration Limited, the foreign utility company.

(c)  Total capital contribution = $2,538,658

(d)  Capitalization or total equity = $3,481,091
Net income after taxes for 2000 = $1,997,196

(e) Mission Energy Services Limited ("MESL") provided construction management services to Derwent Cogeneration Limited throughout the construction phase of the project and is now the operator of the facility. MESL is to receive a fee of $3,266,808 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services.

4.EME16  FIRST HYDRO COMPANY [FUCO]

(a) First Hydro Company ("FHC"), Bala House, St. David's Park, Ewloe, Clwyd, Wales CH5 3XJ

The principal assets of FHC are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088MW. These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

(b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries (i) wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns 100% of EME Generation Holdings, Ltd., which in turn owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 1% of First Hydro; (ii) wholly owned Mission Energy Holdings International, Inc. ("MEHInt'l") indirectly owns .02% of MEC International B.V. ("MECI") through its wholly owned subsidiaries EME UK International LLC (which owns 100% of the Class B Shares of MECI)and EME Southwest Power Corporation which owns .01% or 100% of the Class C shares of MECI; EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MEHInt'l directly owns the remaining 99.97% of

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MECI; MECI owns 100% of Mission Energy Company (UK) Limited, which owns 100% of
Mission Hydro (UK) Limited, which in turn directly owns 1% of First Hydro Holdings Company and indirectly owns the remaining 99% of First Hydro Holdings Company through its 1%GP interest in Mission Hydro Limited Partnership, First Hydro Holdings Company owns 100% of First Hydro Finance plc, which in turn owns 1% of FHC; and (iii) the wholly owned subsidiary Mission Energy Holdings International, Inc. owns 99.97% of MEC International B.V. which directly owns 99% of MEC Wales B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro Limited Partnership, which in turn owns 100% of EME Generation Holdings, Ltd., which owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc ("FHF"), which owns 100% of FHC.

(c) FHF, indirect subsidiary of Edison Mission Energy, purchased all of the outstanding shares of FHC for $1.0 billion plus $45.7 million as consideration for the working capital of FHC at the date of acquisition. This acquisition was funded through a combination of (i) a $621.4 million credit facility with Barclays Bank Plc, (ii) a $350 million capital contribution from Edison International, and (iii) the remaining $50.4 came from Edison Mission Energy's working capital. FHF obtained the financing for First Hydro Holdings Company, a wholly owned indirect subsidiary of Edison Mission Energy. To support the financing for FHF, Edison Mission Energy has issued a letter of credit from its $400 million corporate revolving credit.

Revenue Support Letter of Credit - The Letter of Credit was issued by Bank of America in the amount of 12 million pounds sterling (U.S. $19.4 million @ 1.62 GBP/U.S.$) in favor of FHF and assigned to Prudential Trustee Company Limited as security trustee. The Revenue Support Letter of Credit must be opened for the initial five years of financing with a bank having a short-term rating of at least A-1/P-1. The Revenue Support Letter of Credit may be drawn down to make up any shortfalls in interest payments owing and to cure any default arising from interest coverage ratios dropping below 1.05 to 1.0 for the applicable reference periods. The Revenue Support Letter of Credit Obligation expires in December 2001.

(d)  Capitalization or total equity = $226,155,621
Net income after taxes for 2000 = $93,444,837

(e)  There are no contracts between FHC and any system company.

4.EME17  EDISON FIRST POWER LIMITED  [FUCO]

(a) Edison First Power Limited, a Guernsey LLC ("EFPL"), Lansdowne House, Berkeley Square, London W1X 5DH England

EFPL acquired Ferrybridge, a coal-fired electric generating plant with a generating capacity of approximately 2,000 MW located in West Yorkshire ("Ferrybridge") and Fiddler's Ferry, a coal fired electric generating plant with a generating capacity of approximately 2,000 MW located in Warrington ("Fiddler's Ferry").

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100 of Mission Energy Holdings International Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MECI owns 100% of Global Generation B.V., which owns 100% of Edison First Power Holdings I, which owns 100% Maplekey Holdings Limited, which owns 100% of Maplekey UK Finance Limited, which owns 100% of Maplekey UK Limited, which in turn owns 100% of EFPL, the foreign utility company.

(c) Capital contributions were made by Edison Mission Energy through its subsidiary Global Generation, B.V., in the amount of $924,743,903.

Guarantees:
On April 30, 1999, Edison First Power Limited ("EFPL"), a wholly owned subsidiary of Edison Mission Energy, executed two Sale and Lease Agreements with PowerGen UK plc, an English corporation ("PowerGen") for the acquisition of each of Ferrybridge, a coal-fired electric generating plant with a generating capacity of approximately 2,000 MW located in West Yorkshire ("Ferrybridge") and Fiddler's Ferry, a coal-fired electric generating plant with a generating capacity of approximately 2,000 MW located in Warrington ("Fiddler's Ferry"). The acquisition and financing of Ferrybridge and Fiddler's Ferry were completed on July 19, 1999, for approximately $2 billion.

The following is a listing of the various obligations undertaken by Edison Mission Energy with respect to the acquisition and financing of Ferrybridge and Fiddler's Ferry:

(c.1) Purchase Price Adjustment Guarantee - Edison Mission Energy has guaranteed to PowerGen the payment of $16,879,000 for each of Ferrybridge and Fiddler's Ferry as an adjustment to the purchase price in the event that the Environmental Authority of Her Majesty's Government in the United Kingdom (the "Environmental Authority") allows for an increase in the emissions from Ferrybridge and Fiddler's Ferry. The Environmental Authority issued its determination regarding emissions in January 2000. As a result there is no upward adjustment to the purchase price, this obligation will cease and EME will have no further obligation hereunder.

(c.2) Coal and Capex Facility Guarantee - Edison Mission Energy has guaranteed to Barclays Bank PLC the obligations of EME Finance UK Limited ("EME Finance"), a wholly-owned subsidiary of Edison Mission Energy, under that certain Coal and Capex Facility Agreement (the "Facility Agreement") dated as of July 19, 1999, and entered into in connection with the financing of Ferrybridge and Fiddler's Ferry, pursuant to which Barclays Bank PLC issued at the request of EME Finance two letters of credit:

(c.3.1) Capex Letter of Credit - A five-year letter of credit in the amount of $142,038,217 was posted to meet the obligations of EFPL in relation to capital costs associated with construction costs arising from proposed modifications to Ferrybridge and Fiddler's Ferry and may be drawn upon where funds in the revenue account of EFPL are insufficient to pay such costs; and

(c.3.2) Coal Letter of Credit - A fifty-four (54) month letter of credit in the amount of $86,764,331 was posted to meet the obligations of EFPL under certain coal supply agreements and may be drawn upon to fund amounts which become due and payable from time to time under such agreements.

(c.4) Debt Service Reserve Letter of Credit - Edison Mission Energy caused to be posted by Bank of America a Letter of Credit denominated in Pounds Sterling equal to $85,395,600 under Edison Mission Energy's corporate revolving line of credit with Bank of America, to serve as a debt service reserve account which may be drawn upon by the trustee for the bondholders in the event EFPL fails to make debt service payments under the Guaranteed Secured Variable Rate Bonds due 2019 (the "Bonds"). The Bonds are non-recourse to Edison Mission Energy.

(d)  Capitalization or total equity = $926,733,606
Net income after taxes for 2000 = $26,027,459

(e) EFPL and Edison Mission Marketing Services Limited ("EMMS") have entered into an Agency Agreement (the "Agreement") wherein EMMS shall provide Agency Services (as defined in Schedule 1 to the Agreement) to EFPL. As of December 31, 2000, EMMS has charged EFPL $2,032,173 for services provided to Edison First Power Limited under the Agreement.

EFPL and EMMS have entered into a Services Agreement (the "Agreement") wherein EMMS provides certain office functions and management expertise (as outlined in Schedule 1 of the Agreement) to EFPL. As of December 31, 2000, EMMS has charged EFPL $484,105 for services provided to EFPL under the Agreement.

4.EME18  IBERICA DE ENERGIAS, S.A. [FUCO]

(a) Iberica de Energias, S.A. ("Iberica"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

Iberica's facilities consist of the following fifteen mini-hydroelectric facilities which are capable of producing a total of 48.55 MW:
Quintana:  1.48MW facility in Herrera de Valdecana, Palencia
La Flecha:  2.66MW facility in Arroyo Encomienda, Valladolid
Toro:  4.50MW facility in Toro, Zamora
Tudela:  1.48MW facility in Tudela de Duero, Valladolid
Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
Bocos:  1.60MW facility in Bocos de Duero, Valladolid
Monasterio:  1.60MW facility in Quintanilla de Arriba, Valladolid
Logrono:  3.68MW facility in Logrono, La Rioja
Mendavia:  5.60MW facility in Mendavia, Navarra
La Ribera:  4.40MW facility in Pradejon, La Rioja
Gelsa:  7.20MW facility in Gelsa, Zaragoza
Alos: 4.80MW facility in Alos de Balaguer, Lerida
Castellas:  2.25MW facility in Valls de Aguilar, Lerida
Sossis:  3.3MW facility in Pyrenees (Lerida)
Olvera:  2.4MW facility in south of Spain (Jaen)

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares), and through its wholly owned subsidiaries, EME UK International LLC (which owns .01% or 100% Class B shares) and EME Southwest Power Corporation (which owns .01% or 100% of Class C shares) indirectly owns .02% of MECI; EME's wholly owned subsidiary Edison Mission Project Co. owns .01% or 100% of the Class D shares of MECI. MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias, the foreign utility company, and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%.

(c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $2,451,818. In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from Energies, S.A., the hydroelectric development subsidiary of Vivendi (formerly Compagne Generale des
Eaux). Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V. CGE is a French water utility company. EH is a Spanish holding company which will develop water right concessions, but has no operating facilities. During 1996, the five facilities previously owned by Compania Mediterranea de Energias, S.A., were merged into Iberica. Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy Espana, S.A.

In connection with the acquisition of EH, Vivendi provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-recourse project financing. Consideration to Vivendifor the acquisition of Iberica and Mediterranea included the assumption by Hydro Energy B.V. of an existing loan with deferred payments to Vivendi beginning in 1999 and ending in 2003. Edison Mission Energy has provided a guaranty for any such deferred payments which are outstanding as of September 30, 2003 (six months after the due date for all such deferred payments). The guaranty by Edison Mission Energy provides for no rights of acceleration by Vivendi under any circumstances. At December 31, 2000, the present value of the deferred payments will amount to $25.2 million ($31.9 million face value discounted at 11.5%).

(d)  Capitalization or total equity = $32,382,275
Net income after taxes for 2000 = $3,198,502

(e)  There are no contracts between Iberica and any system company.

4.EME19  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

(a) Electrometalurgica del Ebro, S.A. ("EMESA"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza. The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 13 MW, respectively.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares), and through its wholly owned subsidiaries, EME UK International LLC (which owns .01% or 100% Class B shares) and EME Southwest Power Corporation (which owns .01% or 100% of Class C shares) indirectly owns .02% of MECI; EME's wholly owned subsidiary Edison Mission Project Co. owns .01% or 100% of the Class D shares of MECI; MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%; Iberica de Energias owns 91.32% of EMESA, the foreign utility company.

(c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $4,870,451.

(d)  Capitalization or total equity = $5,264,018
Net income after taxes for 2000 = $19,703

(e)  There are no contracts between EMESA and any system company.

4.EME20  LAKELAND POWER LTD. [FUCO]

(a) Lakeland Power Ltd., Roosecote Power Station, Barrow-in-Furness, Cumbria, England LA13 OPX

Lakeland's facilities consist of a 220 MW gas fired combined cycle electricity generation plant.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MECI owns 1% of Pride Hold Limited and 100% of Mission Energy Company (UK) Limited; Mission Energy Company (UK) Limited owns 99% of Pride Hold Limited. Pride Hold Limited owns 100% of Lakeland Power Ltd., the foreign utility company.

(c) The capital contribution made by MECI and by MEC(UK) through Pride Hold Limited was $6,021,299.

(d)  Capitalization or total equity = $5,323,980
Net income after taxes for 2000 = $15,972,482

(e)  There are no contracts between Lakeland and any system company.

4.EME21  ISAB ENERGY, s.r.l. [FUCO]

(a)  ISAB Energy, s.r.l. ("ISAB"), Corso Gelone No. 103, Siracusa, Sicily, Italy

ISAB's facilities will consist of a 512MW integrated gasification and combined cycle power plant, located in Priolo Gargallo, 8 km. from Siracusa, Sicily, on approximately 100 hectares of land. ISAB became operational in April 2000.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc. Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares. MECI directly owns 99% of MEC Priolo B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Priolo B.V., MEC Priolo B.V. owns 49% of ISAB Energy, s.r.l., the foreign utility company.

(c) Edison Mission Energy has guaranteed (for the benefit of the banks financing the construction of the power plant) MEC Priolo B.V.'s obligation to inject into ISAB equity and subordinated debt totaling $66,380,204. This amount must be injected on the earlier of: (i) 56 months after signing the loan documents; (ii) 52 months after first drawdown of funds; (iii) conversion of the debt into a term loan or (iv) upon acceleration of the debt. If an event of default occurs under the financing documents, prior to the occurrence of one of the four events described above, Edison Mission Energy's equity and subordinated debt is required to the extent necessary to bring the equity amount to a pari passu basis with the current level of loans outstanding from the banks. Also in connection with the financing of ISAB, Edison Mission Operation & Maintenance, Inc. ("EMO&M") pursuant to a guarantee (the "EMO&M Guarantee") has guaranteed (for the benefit of ISAB and the banks financing the construction of the ISAB power plant) ISAB Energy Services, S.r.l.'s financial obligations (as the operator) to ISAB under the Operation and Maintenance Agreement for the operation and maintenance of the power plant. The maximum payable by EMO&M under the EMO&M Guarantee is capped at the mobilization fee or base fee paid in any given year (anywhere from $3-5 million per year). Deosphalter O&M (capped at base or mobilization fee - less than $1 million per year).

(d)  Capitalization or total equity = $570,111
Net loss after taxes for 2000 = ($13,958,879)

(e) ISAB and Edison Mission Energy Limited ("EMEL") entered into a Secondment Agreement on January 1, 1997, wherein EMEL seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project management). Under this agreement, EMEL has received compensation in the amount of $0 for 1999. Mission Energy Italia SRL ("MEI") and ISAB have entered into a Secondment Agreement effective January 1, 1997, wherein MEI seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project control and general management). Under this Secondment Agreement, MEI has received $589,632 as of December 31, 2000. EMEL entered into a Sponsor Support Agreement with ISAB effective January 1, 1997, wherein EMEL provides activities to ISAB in the areas which include the following: financial model administration; maintenance and development of relationship with lenders to ISAB; advice on finance; maintenance and development of relationship with insurance companies; maintenance and development of relationship with international law firms; supervision and preparation of legal contracts and provide interpretation of existing contracts. During 2000, EMEL has received $214,124 under this Sponsor Support Agreement.

4.EME22  ITALIAN VENTO POWER CORPORATION 4 S.R.L. [FUCO]

(a) Italian Vento Power Corporation 4 S.r.l. ("IVPC"), Via Circumvallazione, 54/h, 83100 Avellino, Italy

IVPC is developing 280.7 MW of wind-generated capacity in rural Italy in eleven projects, consisting of clusters of 660 kW and 600kW turbines and associated equipment in the following comunes (townships): (1) 47 turbines totaling 30MW in Andretta and Bisaccia; (2) 60 turbines totaling 39.6 MW in Lacedonia and Monteverde; (3) 41 turbines totaling 27.06 MW in in Monacilioni, Pielracatella, and Sant Elia; (4) 60 turbines totaling 39.6 MW in Forenza and Maschito; (5) 25 turbines totaling 15 MW in Volturara and Motta Moniecorvino; (6) 30 turbines totaling 18 MW in Roselo; (7) 47 turbines totaling 30.3 MW in Celle San Vito, Greci and Montaguto; (8) 30 turbines totaling 19.8 MW in Panni; (9) 45 turbines totaling 29.7 MW in Bortigiadas, Aggius and Vidalba; (10) 34 turbines totaling
22.44 MW in Avigliano, and (11) 14 turbines totaling 9.24 MW in Roseto. The projects include transmission lines connecting the generating facilities to the grid, ranging in length from less than 100 meters to a maximum of 9 kilometers. IVPC is also constructing, but will not own, substations associated with the projects. IVPC also owns and is currently operating a 2.4 MW project in Rocca San Felice consisting of four 600 kW turbines and associated equipment.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.; Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares of MECI; MECI owns 100% of Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.), which owns 50% of Italian Vento Power Corporation 4 S.r.l.

(c) The capital contribution made by MECI through Edison Mission Wind Power was $44,002,088.

Under the terms of the Intercreditor Agreement dated March 3, 2000, to which EMWP is a party, any Junior Debt, which is widely defined as, essentially, any liability owed by IVPC to EMWP, is subordinated to the obligations of IVPC4 to the banks party thereto, in a manner in which any amount received or otherwise receivable by EMWP from IVPC may be applied against IVPC's debts to such banks, save for certain excepted payments specified therein,referred to as Permitted Distributions.

Under the terms of the Project Finance Facilities Syndicated Credit Agreement dated September 7, 2000, to which IVPC, but not EMWP, is a party, there are restrictions imposed upon IVPC on amounts that IVPC may distribute or otherwise pay to EMWP and in certain circumstances amounts otherwise so distributable or payable may be applied against the amounts outstanding under that agreement from IVPC to the banks lending thereunder.

EMWP has also pledged its shares to the lenders under the Facilities Agreement referred to above and other financial institutions as security for IVPC's obligations.

 (c.1) (a) on March 3, 2000, EMWP and IVPC entered into a "Subordinated Loan Agreement" according to which EMWP has undertaken to finance IVPC by way of subordinated loans in the amounts set forth therein; and(b) according to the "Development Permits for Stages A and B" letter dated March 15, 2000, MECI has undertaken toward UPC International Partnership CV II, inter alia, the obligation to procure that EMWP extends a loan to IVPC for up to 50% of the equity contribution required to be contributed to IVPC with respect to such Stage under the Senior Loan, in the event that any Permit for Stages A and B has not been issued.

(d)  Capitalization or total equity = $2,019,131
Net income after taxes for 2000 = $211,234

(e)  There are no services contracts between IVPC and any system company.

4.EME23  DOGA ENERJI URETIM SANAYI VE TICARET ANONIM SIRKETI  [FUCO]

(a) Doga Enerji Uretim Sanayi ve Ticaret Anonim Sirketi ("Doga"), Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey

Doga's facilities used for the generation, transmission, or distribution of electric energy for sale consists of a 180 MW combined cycle turbine cogeneration plant in Istanbul, Turkey. Doga became operational in May 1999.

(b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.; Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries

EME UK International LLC, which owns .01% or 100% of the Class B shares of MECI and EME Southwest Power Corporation, which owns .01 or 100% of the Class C shares of MECI. EME indirectly owns .01% of MECI through its wholly owned subsidiary Edison Mission Project Co. which owns 100% of the Class D shares of MECI; MECI owns 100% of MEC Esenyurt B.V.; MEC Esenyurt B.V. owns 80% of Doga.

(c) In connection with the financing of Doga, Edison Mission Operation & Maintenance, Inc. ("EMOMI"), pursuant to a guarantee the ("EMOMI Guarantee"), has guaranteed (for the benefit of Doga and the Banks) the financial obligations of Doga Isletme Dakim Ticaret L.S. (as operator) to Doga under the Operation and Maintenance Agreement for the operation and maintenance of the power plant. The maximum amount payable by EMOMI under the EMOMI Guarantee is capped at the base fee paid in any given year (no more than $1 million per year.)

The capital contribution made by MECI through MEC Esenyurt B.V. was $34,849,343.

(d)  Capitalization or total equity = $55,979,216
Net income after taxes for 2000 = $8,914,370

(e)  There are no contracts between Doga and any system company.

                                    EXHIBIT A

         A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR, TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

         Consolidating statements of income and surplus for the year ended December 31, 2000, and consolidating balance sheets as of December 31, 2000, for the claimant and its subsidiary companies will be filed by amendment to this Form U-3A-2 as soon as available, but not later than March 31, 2001.


                                    EXHIBIT B

         AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING COMPANY SYSTEM.


         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2001.

                                                     EDISON INTERNATIONAL

                                       By:           Kenneth S. Stewart
                                                     -------------------------
                                                     Kenneth S. Stewart
                                                     Assistant General Counsel



Corporate Seal
Attest:

Bonita J. Smith
-------------------
Bonita J. Smith
Assistant Secretary


NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE ADDRESSED:

Kenneth S. Stewart                     Assistant General Counsel
-----------------------------------------------------------------
      (Name)                                    (Title)
2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
-----------------------------------------------------------------
                          (Address)

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

MAIN SYSTEM - SCE OWNED

COAL:

Four Corners                                  San Juan, NM          4        07/01/1969                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                    5        07/01/1970                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                             TOTAL SCE                 785,376
                                                                                               ================

Mohave                                        Clark, NV             1        04/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                    2        10/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                             TOTAL SCE                 916,272
                                                                                               ================

                                              TOTAL COAL                                             1,701,648
                                                                                               ================

NUCLEAR:

San Onofre                                    San Diego             1        01/01/1968                      0
    Owned by Others - 20%                                                                                    0
                                                                                               ----------------
    Owned by SCE - 80%                                                                                       0

                                                                    2        08/08/1983              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                    3        04/01/1984              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                             TOTAL SCE               1,691,630
                                                                                               ================

Palo Verde                                    Maricopa, AZ          1        02/01/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                    2        09/19/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690




                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

                                                                    3        01/20/1988              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                             TOTAL SCE                 665,070
                                                                                               ================

                                              TOTAL NUCLEAR:                                         2,356,700
                                                                                               ================

HYDRO:

NORTHERN REGION HYDROELECTRIC PLANTS:

Big Creek #1                                  Fresno                1        11/08/1913                 19,800
                                                                    2        11/08/1913                 15,750
                                                                    3        07/12/1923                 21,600
                                                                    4        06/08/1925                 31,200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                88,350

Big Creek #2                                  Fresno                3        12/18/1913                 15,750
                                                                    4        01/11/1914                 15,750
                                                                    5        02/01/1921                 17,500
                                                                    6        03/31/1925                 17,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                66,500

Big Creek #2A                                 Fresno                1        08/06/1928                 55,000
                                                                    2        12/21/1928                 55,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               110,000

Big Creek #3                                  Fresno & Madera       1        10/03/1923                 34,000
                                                                    2        09/30/1923                 34,000
                                                                    3        10/05/1923                 34,000
                                                                    4        04/28/1948                 36,000
                                                                    5        02/24/1980                 36,450
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               174,450

Big Creek #4                                  Fresno & Madera       1        06/12/1951                 50,000
                                                                    2        07/02/1951                 50,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               100,000

Big Creek #8                                  Fresno                1        08/16/1921                 30,000
                                                                    2        06/08/1929                 45,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                75,000

Mammoth Pool                                  Madera                1        03/28/1960                 95,000
                                                                    2        03/28/1960                 95,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               190,000

Portal                                        Fresno                1        12/22/1956                 10,800




                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
NORTHERN REGION HYDROELECTRIC PLANTS
(continued)

John S. Eastwood                              Fresno                1        12/01/1987                199,800

                                              TOTAL NORTHERN REGION HYDRO
                                              PLANTS                                                 1,014,900
                                                                                               ================

EASTERN REGION HYDROELECTRIC PLANTS:

Fontana                                       San Bernardino        1        12/22/1917                  1,475
                                                                    2        12/22/1917                  1,475
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,950

Kaweah #1                                     Tulare                1        05/25/1929                  2,250

Kaweah #2                                     Tulare                2        09/13/1929                  1,800

Kaweah #3                                     Tulare                1        05/29/1913                  2,400
                                                                    2        05/29/1913                  2,400
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,800

Kern River #1                                 Kern                  1        05/19/1907                  6,570
                                                                    2        06/07/1907                  6,570
                                                                    3        07/29/1907                  6,200
                                                                    4        06/27/1907                  6,570
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                25,910

Kern River #3                                 Kern                  1        05/13/1921                 20,500
                                                                    2        03/22/1921                 19,670
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                40,170

Kern River Borel                              Kern                  1        12/31/1904                  3,000
                                                                    2        12/31/1904                  3,000
                                                                    3        01/23/1932                  6,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                12,000

Lytle Creek                                   San Bernardino        1        10/23/1904                    250
                                                                    2        09/15/1904                    250
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   500

Ontario #1                                    Los Angeles           1        12/00/1902                    200
                                                                    2        12/00/1902                    200
                                                                    3        12/00/1902                    200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   600

Ontario #2                                    Los Angeles           1        06/13/1963                    320

San Gorgonio #1                               Riverside             1        12/05/1923                  1,500

San Gorgonio #2                               Riverside             1        12/17/1923                    938

Santa Ana #1                                  San Bernardino        1        02/14/1899                    800
                                                                    2        02/10/1899                    800
                                                                    3        01/09/1899                    800


                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

                                                                    4        01/10/1899                    800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,200

Santa Ana #3                                  San Bernardino        1        11/16/1999                  2,000
[Santa Ana #2&#3 replaced by new Santa Ana #3 plant]

Sierra                                        Los Angeles           1        01/12/1922                    240
                                                                    2        02/16/1922                    240
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   480

Tule River                                    Tulare                1        09/14/1909                  1,260
                                                                    2        09/14/1909                  1,260
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,520

Mill Creek #1                                 San Bernardino        1        09/07/1893                    800

Mill Creek #2                                 San Bernardino        1        08/03/1904                    250

Mill Creek #3                                 San Bernardino        3        03/20/1903                  1,000
                                                                    4        01/23/1904                  1,000
                                                                    5        03/03/1904                  1,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Bishop Creek #2                               Inyo                  1        11/00/1908                  2,500
                                                                    2        11/00/1908                  2,500
                                                                    3        06/00/1911                  2,320
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,320

Bishop Creek #3                               Inyo                  1        06/12/1913                  2,750
                                                                    2        06/12/1913                  2,340
                                                                    3        06/12/1913                  2,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,590

Bishop Creek #4                               Inyo                  1        09/20/1905                  1,000
                                                                    2        09/20/1905                  1,000
                                                                    3        00/00/1906                  1,985
                                                                    4        10/01/1907                  1,985
                                                                    5        00/00/1909                  1,985
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,955

Bishop Creek #5                               Inyo                  1        05/30/1943                  2,000
                                                                    2        06/01/1919                  2,532
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,532

Bishop Creek #6                               Inyo                  1        03/12/1913                  1,600

Lundy                                         Mono                  1        12/09/1911                  1,500
                                                                    2        02/02/1912                  1,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Poole                                         Mono                  1        00/00/1924                 11,250




                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
Rush Creek                                    Mono                  1        10/17/1916                  4,400
                                                                    2        12/11/1917                  4,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 8,400

                                              TOTAL EASTERN REGION HYDRO
                                              PLANTS                                                   157,635
                                                                                               ================

                                              TOTAL HYDRO PLANTS                                     1,172,535
                                                                                               ================

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM)
                                                                                                     5,230,883
                                                                                               ================


ISOLATED SYSTEMS:

Pebbly Beach (Diesel)                         Los Angeles           7        07/03/1958                  1,000
                                              (Catalina)            8        06/26/1963                  1,500
                                                                    10       07/25/1966                  1,125
                                                                    12       06/18/1976                  1,550
                                                                    14       10/24/1986                  1,400
                                                                    15       12/31/1995                  2,800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 9,375

Catalina Hydro                                Los Angeles           1        05/05/1983                     30
                                                                    2        07/24/1985                     22
                                                                    3        07/24/1985                     57
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   109

TOTAL SCE OWNED RESOURCES:                                                                               9,484
                                                                                               ================

TOTAL ISOLATED SYSTEMS RESOURCES
                                                                                                         9,484
                                                                                               ================



                                    EXHIBIT B
                       EXEMPT WHOLESALE GENERATORS [EWGs]
                      AND FOREIGN UTILITY COMPANIES [FUCOs]

                                 EDISON CAPITAL

4.EC01  ELECTRICIDAD DE LA PAZ S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments
                          (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infra-
                             structure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Electricidad de La Paz S.A.


4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments
                          (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infra-
                             structure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Empresa de Luz y Fuerza Electrica de
                                       Oruro S.A.


4.EC03  EPZ MISSION FUNDING MU TRUST  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Alpha
06                        Mission Funding Mu
07                           EPZ Mission Funding Mu Trust


4.EC04  EPZ MISSION FUNDING NU TRUST  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Delta
06                        Mission Funding Nu
07                           EPZ Mission Funding Nu Trust


4.EC05  LAKOTA RIDGE LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital

03              Edison Funding Company
04                 Mission Funding Zeta
05                    Lakota Ridge LLC 75%


4.EC06  SHAOKATAN HILLS LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Shaokatan Hills LLC 75%


4.EC07  WOODSTOCK HILLS LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Woodstock Hills LLC 75%


4.EC08  STORM LAKE PARTNERS I LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Iowa Wind Company
05                    Storm Lake Partners I LLC 99%

                              EDISON MISSION ENERGY

4.EME01  AUBURNDALE POWER PARTNERS, L.P.  [EWG]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Devereaux Energy Company
04                 Auburndale Power Partners, L.P. (49%LP)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              El Dorado Energy Company
04                 Auburndale Power Partners, L.P. (1%GP)

4.EME02 BROOKLYN NAVY YARD COGENERATION PARTNERS, LP [EWG]
00    Edison International
01      The Mission Group
02         Edison Mission Energy
03            Mission Energy New York, Inc.
04                Brooklyn Navy Yard Cogeneration Partners, LP (1% GP & 49%LP)

4.EME03  COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP  [EWG]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Hanover Energy Company
04                 Chickahominy River Energy Corp.
05                    Commonwealth Atlantic Limited Partnership (50%)

4.EME04  GORDONSVILLE ENERGY, LP  [EWG]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Madison Energy Company
04                 Gordonsville Energy, LP (49%)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Rapidan Energy Company
04                 Gordonsville Energy, LP (1%)


4.EME05  HARBOR COGENERATION COMPANY  [EWG]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              South Coast Energy Company
04                 Harbor Cogeneration Company (30%GP)


4.EME06  EME HOMER CITY GENERATION L.P.  [EWG]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Edison Mission Holdings Co.
04                 Chestnut Ridge Energy Company
05                    EME Homer City Generation L.P. (99%LP)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Edison Mission Holdings Co.
04                 Mission Energy Westside, Inc.
05                    EME Homer City Generation L.P. (1%GP)


4.EME07  MIDWEST GENERATION, LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Midwest Generation EME, LLC
04                 Edison Mission Midwest Holdings Co.
05                    Midwest Generation, LLC


4.EME08  NEVADA SUN-PEAK LIMITED PARTNERSHIP  [EWG]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Quartz Peak Energy Company
04                 Nevada Sun-Peak Limited Partnership (50%)


4.EME09  ECOELECTRICA L.P.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    EcoElectrica S.a.r.l.
06                        EME del Caribe Holding GmbH
07                           EME del Caribe

08                              EcoElectrica Holdings, Ltd. 50%
09                                  EcoElectrica Ltd.
10                                     Ecoelectrica LP (1%)
---
09                                  Ecoelectrica LP (99%)


4.EME10  CONTACT ENERGY LIMITED  [EWG]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    EME Atlantic Holdings Limited
06                        EME Buckingham Limited
07                           EME Precision B.V.
08                              EME Universal Holdings
09                                  EME Pacific Holdings
10                                     Contact Energy Limited (42.26%)


4.EME11  PERTH POWER PARTNERSHIP  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    MEC Perth B.V. (99%)
06                        Kwinana Power Partnership (99%)
07                           Perth Power Partnership (70%)
---
05                    MEC International Holdings B.V.
06                        MEC Perth B.V. (1%)
07                           Kwinana Power Partnership (99%)
08                              Perth Power Partnership (70%)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Loy Yang Holdings Pty Ltd.
06                        Edison Mission Energy Holdings Pty Ltd.
07                           Mission Energy (Kwinana) Pty Ltd.
08                              Kwinana Power Partnership (1%)
09                                  Perth Power Partnership (70%)


4.EME12  LOY YANG B JOINT VENTURE  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
---
05A                   Latrobe Power Pty Ltd (99%)
06A                       Mission Victoria Partnership (52.31%)
07A                          Latrobe Power Partnership (99%)
08A                             Loy Yang B Joint Venture (51%)

---
05B                   Loy Yang Holdings Pty Ltd
06B                       Edison Mission Energy Holdings Pty Ltd
07B                          Edison Mission Energy Australia Ltd
08B                             Latrobe Power Partnership (1%)
09B                                 Loy Yang B Joint Venture (51%)
---
05C                   Loy Yang Holdings Pty Ltd
06C                       Latrobe Power Pty Ltd (1%)
07C                          Mission Victoria Partnership (52.31%)
08C                             Latrobe Power Partnership (99%)
09C                                 Loy Yang B Joint Venture (51%)
---
05D                   Loy Yang Holdings Pty Ltd
06D                       Mission Energy Ventures Australia Pty Ltd
07D                          Mission Victoria Partnership (1%)
08D                             Latrobe Power Partnership (99%)
09D                                 Loy Yang B Joint Venture (51%)
---
05E                   Loy Yang Holdings Pty Ltd
06E                       Traralgon Power Pty Ltd (1%)
07E                          Mission Victoria Partnership (46.69%)
08E                             Latrobe Power Partnership (99%)
09E                                 Loy Yang B Joint Venture (51%)
---
05F                   Traralgon Power Pty Ltd (99%)
06F                       Mission Victoria Partnership (46.69%)
07F                          Latrobe Power Partnership (99%)
08F                             Loy Yang B Joint Venture (51%)
---
05G                   Mission Energy Company (UK) Limited
06G                       Mission Hydro (UK) Ltd
07G                          Mission Hydro Limited Partnership (1%)
08G                             EME Generation Holdings Ltd
09G                                 EME Victoria Generation Ltd
10G                                    Mission Energy Development Australia
                                       Pty Ltd
11G                                       Gippsland Power Pty Ltd
12G                                          Loy Yang B Joint Venture (49%)
---
05H                   MEC Wales B.V. (99%)
06H                       Mission Hydro Limited Partnership (69%)
07H                          EME Generation Holdings Ltd
08H                             EME Victoria Generation Ltd
09H                                 Mission Energy Development Australia
                                    Pty Ltd
10H                                    Gippsland Power Pty Ltd
11H                                       Loy Yang B Joint Venture (49%)
---
05I                   MEC International Holdings B.V.
06I                       MEC Wales B.V. (1%)
07I                          Mission Hydro Limited Partnership (69%)
08I                             EME Generation Holdings Ltd
09I                                 EME Victoria Generation Ltd
10I                                    Mission Energy Development Australia
                                       Pty Ltd
11I                                       Gippsland Power Pty Ltd
12I                                          Loy Yang B Joint Venture (49%)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Wales Company
04                 Mission Hydro Limited Partnership (30%)
05                    EME Generation Holdings Ltd
06                        EME Victoria Generation Ltd
07                           Mission Energy Development Australia Pty Ltd
08                              Gippsland Power Pty Ltd
09                                  Loy Yang B Joint Venture (49%)

4.EME13  P. T. PAITON ENERGY COMPANY  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    MEC Indonesia B.V. (99%)
06                        P. T. Paiton Energy Company (40%)
---
05                    MEC International Holdings B.V.
06                        MEC Indonesia B.V. (1%)
07                           P. T. Paiton Energy Company (40%)


4.EME14  TRI ENERGY COMPANY LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    EME Tri Gen B.V.
06                        Tri Energy Company Limited (25%)


4.EME15  DERWENT COGENERATION LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Mission Energy Company (UK) Limited
06                        Derwent Cogeneration Limited (33%)


4.EME16  FIRST HYDRO COMPANY  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
---
05J                   Mission Energy Company (UK) Limited
06J                       Mission Hydro (UK) Ltd
07J                          Mission Hydro Limited Partnership (1%)
08J                             EME Generation Holdings Ltd
09J                                 First Hydro Holdings Company (99%)
10J                                    First Hydro Company (99%)
---
05K                   Mission Energy Company (UK) Limited
06K                       Mission Hydro (UK) Ltd
07K                          Mission Hydro Limited Partnership (1%)
08K                             EME Generation Holdings Ltd
09K                                 First Hydro Holdings Company (99%)
10K                                    First Hydro Finance plc
11K                                       First Hydro Company (1%)
---
05L                   MEC Wales B.V. (99%)
06L                       Mission Hydro Limited Partnership (69%)
07L                          EME Generation Holdings Ltd
08L                             First Hydro Holdings Company (99%)
09L                                 First Hydro Company (99%)
---
05M                   MEC Wales B.V. (99%)
06M                       Mission Hydro Limited Partnership (69%)

07M                          EME Generation Holdings Ltd
08M                             First Hydro Holdings Company (99%)
09M                                 First Hydro Finance plc
10M                                    First Hydro Company (1%)
---
05N                   MEC International Holdings B.V.
06N                       MEC Wales B.V. (1%)
07N                          Mission Hydro Limited Partnership (69%)
08N                             EME Generation Holdings Ltd
09N                                 First Hydro Holdings Company (99%)
10N                                    First Hydro Company (99%)
---
05O                   MEC International Holdings B.V.
06O                       MEC Wales B.V. (1%)
07O                          Mission Hydro Limited Partnership (69%)
08O                             EME Generation Holdings Ltd
09O                                 First Hydro Holdings Company (99%)
10O                                    First Hydro Finance plc
11O                                       First Hydro Company (1%)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Wales Company
04                 Mission Hydro Limited Partnership (30%)
05                    EME Generation Holdings Ltd
06                        First Hydro Holdings Company (99%)
---
07                           First Hydro Company (99%)
---
07                           First Hydro Finance plc
08                              First Hydro Company (1%)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Mission Energy Company (UK) Limited
06                        Mission Hydro (UK) Ltd
07                           First Hydro Holdings Company (1%)
08                              First Hydro Company (99%)
---
08                              First Hydro Finance plc
09                                  First Hydro Company (1%)


4.EME17  EDISON FIRST POWER LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Global Generation B.V.
06                        Edison First Power Holdings I
07                           Maplekey Holdings Limited
08                              Maplekey UK Finance Limited
09                                  Maplekey UK Limited
10                                     Edison First Power Limited


4.EME18  IBERICA DE ENERGIAS, S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy

03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Hydro Energy B.V. (10%)
06                        Iberica de Energias, S.A. (96.65%)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Iberian Hy-Power Amsterdam B.V.
06                        Hydro Energy B.V. (90%)
07                           Iberica de Energias, S.A. (96.65%)
---
06                        Iberica de Energias (3.35%)


4.EME19  ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Hydro Energy B.V. (10%)
06                        Iberica de Energias, S.A. (96.65%)
07                           Electrometalurgica del Ebro, S.A. (91.32%)

00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Iberian Hy-Power Amsterdam B.V.
06                        Hydro Energy B.V. (90%)
07                           Iberica de Energias, S.A. (96.65%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)
--
06                        Iberica de Energias, S.A. (3.35%)
07                           Electrometalurgica del Ebro, S.A. (91.32%)


4.EME20  LAKELAND POWER LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Mission Energy Company (UK) Limited
06                        Pride Hold Limited (99%)
07                           Lakeland Power Limited
---
05                    Pride Hold Limited (1%)
06                        Lakeland Power Limited


4.EME21  ISAB ENERGY, s.r.l.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    MEC Priolo B.V. (99%)
06                        ISAB Energy, s.r.l. (49%)
---
05                    MEC International Holdings B.V.

06                        MEC Priolo B.V. (1%)
07                           ISAB Energy, s.r.l. (49%)


4.EME22  ITALIAN VENTO POWER CORPORATION 4 S.r.l.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Mission Energy
03              Mission Energy Holdings International, Inc.*
04                 MEC International B.V.
05                    Edison Mission Wind Power Italy B.V.
06                        Italian Vento Power Corporation 4 S.r.l. (50%)


4.EME23 DOGA ENERJI URETIM SANAYI VE TICARET ANONIM SIRKETI [FUCO]
00   Edison International
01      The Mission Group
02          Edison Mission Energy
03             Mission Energy Holdings International, Inc.*
04                MEC International B.V.
05                   MEC Esenyurt B.V. (99%)
06                       Doya Enerji Uretim Sanayi ve Ticaret Anonim
                         Sirketi (80%)
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05                    MEC International Holdings B.V.
06                        MEC Esenyurt B.V. (1%)
07                           Doya Enerji Uretim Sanayi ve Ticaret Anonim
                             Sirketi (80%)



* Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns (1) 0.01% of MECI through its wholly owned subsidiary EME UK International LLC, which owns 100% of the Class B shares of MECI, (2) 0.01% of MECI through its wholly owned subsidiary EME Southwest Power Corp., which owns 100% of the Class C shares of MECI, and (3) 0.01% of MECI through its wholly owned subsidiary Edison Misson Project Co., which owns 100% of the Class D shares of MECI.